UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Six Flags Entertainment Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050
March [●], 2018
Dear Fellow Stockholder:
We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Six Flags Entertainment Corporation to be held on Wednesday, May 2, 2018, at 2:00 p.m., Eastern Time, at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017.
Details regarding the business to be conducted at the Annual Meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement.
As in prior years, we have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. This process expedites stockholders' receipt of proxy materials, lowers the costs of delivery, and conserves natural resources.
On March [●], 2018, we began mailing our stockholders a notice containing instructions on how to access our proxy materials and vote online, by telephone or by mail, and to receive a printed copy of the materials by mail.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mail. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously voted. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials you received in the mail.
On behalf of the directors, officers and employees of Six Flags Entertainment Corporation, we would like to express our appreciation for your continued support.

Sincerely,
JIM REID-ANDERSON Chairman, President and Chief Executive Officer

SIX FLAGS ENTERTAINMENT CORPORATION

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	2:00 p.m. Eastern Time, on Wednesday, May 2, 2018.

Place	The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017.

Items of Business	(1) Election of seven nominees named in the Proxy Statement as directors;

(2)    Approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company's common stock from 140,000,000 shares to 280,000,000 shares;

(3) Advisory vote to ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2018;

(4) Advisory vote to approve executive compensation; and

(5) Consideration of such other business as may properly come before the Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a stockholder of the Company as of the close of business on March 7, 2018.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled "General Information" beginning on page 1 of the proxy statement, or if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,
DANIELLE J. BERNTHAL Secretary

Grand Prairie, Texas March [●], 2018

Important Notice Regarding Internet Availability of Proxy Materials
Our proxy statement is attached. Financial and other information concerning Six Flags Entertainment Corporation is contained in our 2017 Annual Report. The proxy statement and the 2017 Annual Report are available at investors.sixflags.com.

GENERAL INFORMATION
This Proxy Statement is being furnished to holders of common stock of Six Flags Entertainment Corporation (the "Company" or "we" or "us") in connection with the solicitation of proxies by the Board of Directors for use in voting at the 2018 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 2, 2018, at 2:00 p.m., Eastern Time, at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017, and at any postponement or adjournment thereof.
Internet Availability of Proxy Materials
Pursuant to rules of the Securities and Exchange Commission ("SEC"), the Company is furnishing proxy materials to its stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. On March [●], 2018, the Company began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of the close of business on March 7, 2018, other than to those stockholders who previously requested to receive electronic or paper delivery of communications. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of the proxy materials including this Proxy Statement and the Annual Report for the year ended December 31, 2017.
This process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive the proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Quorum
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares of common stock entitled to vote. The shares may be present in person or represented by proxy at the meeting. Abstention votes and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum exists for the Annual Meeting.
Required Vote

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Plurality of votes cast to elect each director; the seven nominees with the highest number of affirmative FOR votes will be elected	Not counted for purposes of calculating approval percentage	Brokers do not have discretionary authority; not counted for purposes of calculating approval percentage
Amendment to the Company's Restated Certificate of Incorporation	Majority of total outstanding shares of common stock entitled to vote at Annual Meeting	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers have discretionary authority
Advisory Vote to Ratify Appointment of KPMG LLP	Majority of shares present at Annual Meeting	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers have discretionary authority
Advisory Vote on Executive Compensation	Majority of shares present at Annual Meeting; not binding on Company	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers do not have discretionary authority; not counted for purposes of calculating approval percentage
With respect to Proposal 1 (election of directors), stockholders may vote FOR all or some of the nominees or stockholders may vote WITHHOLD with respect to one or more of the nominees. For the other items of business, stockholders may vote FOR, AGAINST or ABSTAIN.
All properly executed proxies delivered pursuant to this solicitation and not revoked in a timely manner will be voted in accordance with the directions given and, for any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. However, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, absent instructions from the beneficial holders of such shares.
In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided to you by your broker, bank or other nominee.
Revocation of Proxies
Your proxy may be revoked at any time prior to the Annual Meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting in person, you will be given the opportunity to revoke your proxy and vote in person. If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on May 1, 2018 to be counted.
Record Date
Only stockholders of record as of the close of business on March 7, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. As of March 7, 2018, the Company had issued and outstanding 84,631,653 shares of common stock, the Company's only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in its name on March 7, 2018.
Proxy Voting Methods
If at the close of business on March 7, 2018, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy on the Internet, by telephone or by mail. You may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce the Company's administrative and postage costs, we suggest that you vote on the Internet or by phone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described above.
If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on May 1, 2018 to be counted.
INTERNET

•
If your shares are registered in your name:  Go to www.envisionreports.com/SIX and follow the online instructions. You will need the 15-digit control number included on your Notice or proxy card when you access the web page.

•	If your shares are held in a stock brokerage account or by a bank or other nominee: Go to www.proxyvote.com and follow the instructions that you receive from your broker, bank or other nominee.
TELEPHONE

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If your shares are registered in your name:  Call toll-free (800) 652-8683 and follow the recorded instructions. You will need the 15-digit control number included on your Notice or proxy card when you call.

•
If your shares are held in a stock brokerage account or by a bank or other nominee:  Vote your shares over the telephone by following the voting instructions that you receive from your broker, bank or other nominee.

MAIL

•	Request a proxy card by following the instructions on your Notice.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.
The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. Whether or not you attend the Annual Meeting, your vote is important. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and timely returning a proxy card. You may also vote in person at the Annual Meeting.

Householding
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials, to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders may write or email us at the following address of our principal executive office and email address:
Six Flags Entertainment Corporation
924 Avenue J East
Grand Prairie, Texas 75050
Attention: Investor Relations
spurtell@sftp.com
972-595-5180
Stockholders who share the same address and are receiving separate copies of the Notice, and if applicable, the proxy materials, who want to receive a single copy of the Notice, and if applicable, the proxy materials, may write or email us at the address of our principal executive office and email address set forth above.
Stockholders who hold shares in street name through a broker, bank or other nominee may contact their broker, bank or other similar organization to request information about householding.
Solicitation of Proxies
This proxy solicitation is being made on behalf of the Company. The expense of preparing, printing and mailing this Proxy Statement is being paid by the Company. Proxies may be solicited by directors, officers, and employees of the Company in person, or by mail, telephone, e-mail or other electronic means. The Company will not specially compensate those persons for their solicitation activities.

CORPORATE GOVERNANCE
The Board of Directors
The Company's business, property and affairs are managed under the direction of the Board of Directors of the Company (the "Board"). The Board is elected by stockholders to oversee management and to ensure that the long-term interests of stockholders are being served. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is advised of the Company's business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board meetings and meetings of the committees of the Board.
The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. Directors are expected to attend all scheduled Board and committee meetings as well as the annual meeting of stockholders. The Board held 8 meetings during 2017. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board and of the meetings of committees of the Board on which such director served. All of the then-current directors of the Company attended the Company's annual meeting of stockholders in 2017 and the Company expects that each director nominee will attend the Annual Meeting.
The Board only has one class of directors. As a result, all directors are elected each year by the Company's stockholders at the annual meeting. Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.
Each director of the Company was elected at the Company's annual meeting of stockholders in 2017. The Board currently has seven directors and all seven directors of the Company are being nominated by the Board at the Annual Meeting. See "Proposal 1: Election of Directors."
Stockholders and other interested parties may contact Jon L. Luther, the Lead Independent Director, and the other non-employee directors by writing to the Lead Independent Director c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.
Independence
The Board has affirmatively determined that five of the seven current directors, including all members of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, are "independent" within the meaning of the Company's director independence standards as set forth in the Company's Corporate Governance Guidelines. These standards reflect the independence standards adopted by the New York Stock Exchange ("NYSE"). The independent directors are Kurt M. Cellar, Jon L. Luther, Usman Nabi, Stephen D. Owens and Richard W. Roedel.
None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates, other than the director compensation described below, or have engaged in any transaction with the Company or its affiliates or have any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent. There is no family relationship among any of the directors or executive officers of the Company.
Corporate Governance Documents
The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Management and the charters of the Board committees provide the framework for the governance of the Company. Each of these documents is available on the Company's website at investors.sixflags.com.
Corporate Governance Guidelines
The Corporate Governance Guidelines cover, among other things, the functions of the Board, the qualifications of directors, director independence, the selection process for new directors, Board committees, compensation of the Board, the succession plan for the chief executive officer and other senior executives, and stock ownership guidelines for directors and senior executives.
Code of Business Conduct and Ethics
The Company has adopted and maintains a Code of Business Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Company's best interest.
Code of Ethics for Senior Management
The Company has also adopted and maintains a separate Code of Ethics for Senior Management that imposes specific standards of conduct on members of senior management including persons with financial reporting responsibilities at the Company. Each member of the Company's senior management is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Management.
The Company intends to post amendments to or waivers from the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Company's Code of Ethics for Senior Management on the Company's website at investors.sixflags.com. No waivers have been made or granted prior to the date of this Proxy Statement.
Availability of Corporate Governance Documents
The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Management and charters of the committees of the Board are available on the Company's website at investors.sixflags.com. A printed copy of each of these documents is available, without charge, by sending an email to spurtell@sftp.com or by sending a written request to the Company at the following address: Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Investor Relations.
Board Committees
The Board has designated an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of the committees as of March 1, 2018, and the function of each committee, are described below.

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kurt M. Cellar	✓	Chairw		✓
Nancy A. Krejsa	✓
Jon L. Luther	✓		Chair
Usman Nabi	✓		✓	Chair
Stephen D. Owens	✓	✓	✓
James Reid-Anderson	Chair
Richard W. Roedel	✓	üw		✓
Number of 2017 Meetings	8	8	6	4
___________________________
w Audit Committee Financial Expert
Audit Committee
The overall purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the audits of the financial statements of the Company. In fulfilling this purpose, the Audit Committee's duties and responsibilities include, among other things, (i) the appointment, compensation, evaluation and oversight of the work of the Company's independent auditors; (ii) review and approval of the independent auditor's engagement including the pre-approval of all audit and permitted non-audit engagements; (iii) oversight of the independent auditor's independence; (iv) review of the results of the year-end audit; (v) review of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures; (vi) review of management’s financial risk assessment and financial risk management policies, and the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; (vii) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; (viii) oversight of the Company's legal and regulatory compliance and the Company's safety programs as established by management; and (ix) review of the Company's information technology strategic objectives including network and data security. As part of the Audit Committee's oversight of risk assessment and risk management, it discusses data security risks.

All members of the Audit Committee are independent within the meaning of SEC regulations. In addition, the Board has determined that Messrs. Cellar and Roedel are each qualified as an audit committee financial expert under SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE. The SEC has determined that the audit committee financial expert designation does not impose on the person with that designation, any duties, obligations or other liabilities that are greater than the duties, obligations or liabilities imposed on such person as a member of the Audit Committee in the absence of such designation. Members of the Audit Committee may not serve on the audit committee of more than four public companies, including the Company. In the event a member serves on more than three public company audit committees, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee. None of the members of the Audit Committee serve on the audit committee of more than three public companies.
Compensation Committee
The Compensation Committee, among other duties, (i) is responsible for establishing and reviewing the Company's overall compensation philosophy; (ii) determines the appropriate compensation levels for the Company's executive officers (which includes the review and approval of corporate goals and objectives used in determining executive officer compensation); (iii) reviews all incentive compensation and equity-based compensation plans, benefit plans and new executive compensation programs, and oversees the administration of such plans; (iv) grants awards of shares or stock options pursuant to the Company's equity-based plans; and (v) reviews employee salary levels.
The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of Compensation Committee members. No such delegation with respect to executive compensation was made in 2017. In addition, the Compensation Committee has the direct responsibility for the appointment, termination, compensation and oversight of any compensation and benefit consultants retained by the Company in respect of executive compensation. The Compensation Committee has retained Deloitte Consulting LLP ("Deloitte") to advise it in connection with ongoing compensation matters related to the Company. During 2017, Deloitte affiliates provided tax, international development, and other consulting services to the Company. The Company has reviewed the services provided by Deloitte and its affiliates and has approved the provision of such services. The Company does not believe that such non-compensation services impair Deloitte’s ability to provide independent advice to the Compensation Committee or otherwise present a conflict of interest. The aggregate fees paid to Deloitte for executive compensation services to the Compensation Committee during 2017 were $92,407, and the aggregate fees paid to Deloitte for tax, international development and other consulting services to the Company during 2017 were $1,280,792.
The Board has determined that each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and meets the independence requirements of the NYSE and the "outside director" requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during 2017.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. The Nominating and Corporate Governance Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including recommendations concerning the functions and duties of the committees of the Board, and, in conjunction with the Compensation Committee, compensation for non-employee directors. The Nominating and Corporate Governance Committee developed and recommended to the Board the Company's Corporate Governance Guidelines, and reviews, on a regular basis, the overall corporate governance of the Company. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NYSE requirements.

Communications with the Board of Directors
Stockholders who wish to communicate with the Board may do so by writing to a specific director, including the Lead Independent Director, or to the entire Board at the following address: Board of Directors—Stockholder Communications, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Secretary. The Secretary will forward all such communications to the directors to whom they are addressed.
Meetings of Independent Directors
The Board schedules at least four meetings each year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Lead Independent Director. At each executive session, the Lead Independent Director or, in his absence, one of the other independent directors, will chair that executive session. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also meet regularly in executive session without management.
Board Leadership Structure
Currently, Mr. Reid-Anderson serves as the Company's Chief Executive Officer and as the Chairman of the Board. The Board does not have a policy on whether or not the roles of the Chief Executive Officer and Chairman should be separate and believes it should maintain flexibility to select the Company's Chairman and Board leadership structure from time to time. The Company's Bylaws provide that the Board may designate a Chairman. Accordingly, the Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in the best interest of the Company.  In July 2017, when Mr. Duffey retired as the Company's Chief Executive Officer, the Board determined that the most effective leadership structure for the Company was for Mr. Reid-Anderson, who was serving as the Company's Executive Chairman at the time, to serve as both Chairman and Chief Executive Officer, as he had prior to Mr. Duffey's tenure as Chief Executive Officer. The Board believes that this combined role provides strong unified leadership for the Company, enhances communication between management and the Board and enables management to more efficiently execute the Company's strategic initiatives and business plans. Given his in-depth knowledge of the Company, the Board believes Mr. Reid-Anderson continues to be best positioned to develop agendas that ensure the Board's time and attention are focused on the most critical matters. His role ensures decisive leadership and clear accountability.
The Board believes that there is no single Board leadership structure that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address the Company's and the Board's then current circumstances as and when appropriate. The Board believes that this leadership structure, together with the role of the Lead Independent Director, is currently in the best interest of the Company and its stockholders. Mr. Luther serves as the Company's Lead Independent Director and his role helps ensure a strong independent Board. As the Lead Independent Director, Mr. Luther presides at meetings of the independent members of the Board and serves as the presiding director in performing such other functions as the Board may direct, including advising on the selection of committee chairs and advising management on the agenda for Board meetings.
Board Role in Risk Oversight
The Company's management is responsible for identifying, assessing and managing the material risks facing the business. The Board, and in particular, the Audit Committee, are responsible for overseeing the Company's processes for assessing and managing risk. Each of the Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President of Internal Audit, with input as appropriate from other management members, report and provide relevant information directly to either the Board and/or the Audit Committee on various types of identified material financial, reputation, legal, operational, environmental and business risks to which the Company is or may be subject, as well as mitigation strategies for certain salient risks. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company's business and financial risk management and risk assessment policies and procedures with senior management, the Company's independent auditor and the Vice President of Internal Audit of the Company. The Audit Committee reports its risk assessment function to the full Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting. With the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which the Company is exposed and to align risk-taking appropriately with the Company's efforts to increase stockholder value. The Board believes that the leadership structure described above under "Board Leadership Structure" facilitates the Board's oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and by working through committees, including the independent Audit Committee, to participate actively in the oversight of management's actions.

Nomination Process
Role of the Nominating and Corporate Governance Committee
The Board has adopted a set of Corporate Governance Guidelines which includes qualification criteria that the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors. In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee believes that candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Nominating and Corporate Governance Committee also evaluates whether a candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. With respect to diversity, the Nominating and Corporate Governance Committee and the Board as a whole broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director but does not have a separate policy directed toward diversity. In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely re-nominated annually.
After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee will recommend the selected individuals to the Board. The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates whether they are recommended by the Company or by one of the Company's stockholders.
The Nominating and Corporate Governance Committee may retain a director search firm to help identify qualified director candidates.
Stockholder Recommendations and Nominations—Suggestions for director candidates nominated by a stockholder
Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending the name and supporting information in accordance with Rule 14a-8 of the Exchange Act and the information set forth in the Company's Corporate Governance Guidelines (available on the Company’s website at investors.sixflags.com) to the Secretary or Lead Independent Director, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050. The Nominating and Corporate Governance Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by itself or the Board.
Stockholder Recommendations and Nominations—Director candidates nominated by a stockholder
The Company's Bylaws permit a stockholder to nominate directors for election at an annual meeting. A nominating stockholder is required to provide written notice of that stockholder's intent to make the nomination to the Secretary of the Company not less than 90 days nor earlier than 120 days before the first anniversary of the Company's previous annual meeting. In order to be considered timely for the 2019 annual meeting, notice of the nomination must be received by the Secretary of the Company on or after January 2, 2019 and on or before February 1, 2019. A nominating stockholder must provide the information required by the Company's Bylaws and each nominee must meet the qualifications required by the Company's Bylaws.
Stockholder Recommendations and Nominations—Proxy access candidates
In 2017, the Company received a stockholder proposal to adopt a proxy access bylaw. Upon management’s recommendations based on various factors including the positive engagement with the stockholder, the Board amended the Company's Bylaws in February 2018 to implement proxy access. As amended, the Company's Bylaws permit a stockholder or group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two directors or 20% of the Board, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company's Bylaws. A nominating stockholder is required to provide written notice of that stockholder's intent to make the nomination to the Secretary of the Company not less than 120 days nor earlier than 150 days before the first anniversary of the date that the Company sent its proxy statement for the prior year’s annual meeting of stockholders. In order to be considered timely for the 2019 annual meeting, notice of the nomination must be received by the Secretary of the Company on or after October 21, 2018 and on or before November 20, 2018. Nominating stockholders and nominees must satisfy the requirements set forth in the Company's Bylaws.
Stockholder Engagement
The Company's relationship with its stockholders is an important part of the Company’s success and the Company believes it is important to engage with its stockholders and to obtain their perspectives. During early 2018, our stockholder outreach team, led by the Company's Senior Vice President, Investor Relations, and including the Company's Compensation Committee and Nominating and Corporate Governance Committee chairs and members of senior management, met with stockholders on a variety of issues. The Company's management team believes that this approach to engaging openly with the Company's stockholders on topics such as executive compensation and corporate governance drives increased corporate accountability, improves decision making and ultimately creates long-term value. The Company is committed to:

•	Accountability: Driving and supporting strong corporate governance and Board practices to ensure oversight, accountability, and good decision making.

•
Transparency: Maintaining high levels of transparency on a range of financial, executive compensation, and governance issues to build trust and sustain two-way dialogue that supports the Company's business success.

•	Engagement: Proactively engaging with stockholders in conversations on a variety of topics to identify emerging trends and issues to inform the Company's thinking and approach.
The Company holds meetings during the course of each year with many of its stockholders through in-person and teleconference meetings as well as by participating at various conferences. In addition, the Company's senior management team, including the Chairman, President and Chief Executive Officer, and the Chief Financial Officer, regularly engage in meaningful dialogue with the Company's stockholders through the Company's quarterly earnings calls and other channels for communication. Through these activities, we discuss and receive input, provide additional information, and address questions about our business strategy, executive compensation programs, corporate governance and other topics of interest to our stockholders. These engagement efforts allow us to better understand our stockholders’ priorities and perspectives, and provide us with useful input concerning our compensation and corporate governance practices. For example, this year stockholder feedback influenced the Company's implementation of proxy access and the specific terms adopted through an amendment to the Company's Bylaws.

2017 NON-EMPLOYEE DIRECTOR COMPENSATION
The Nominating and Corporate Governance Committee and the Compensation Committee, consulting with each other, are responsible for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committees are guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors' interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Annual compensation for non-employee directors for 2017 was comprised of cash compensation (which can be deferred into stock units) and equity compensation in the form of restricted stock awards.
Description of Non-Employee Director Compensation
At least annually, the Nominating and Corporate Governance Committee and the Compensation Committee review the non-employee director compensation program. The Compensation Committee retained Deloitte to provide advice in connection with ongoing compensation matters related to the Company. Deloitte provided the Compensation Committee with an analysis of the competitiveness of the Company's non-employee director compensation program. The Nominating and Corporate Governance Committee and the Compensation Committee considered the market data, the amount and timing of past increases to the non-employee directors’ compensation, and the mix of cash and equity compensation, when determining the changes to non-employee director compensation.
Cash and Equity Compensation
The following table sets forth the annual compensation to non-employee directors in 2017. The cash compensation is paid in equal quarterly installments at the beginning of each fiscal quarter.

Amount($)
Cash Retainer(1)	70,000
Equity Retainer(1)(2)	150,000
Lead Independent Director Retainer	30,000
Audit Committee Chairman Retainer(1)	25,000
Compensation Committee Chairman Retainer	15,000
Nominating and Corporate Governance Committee Chairman Retainer(1)	15,000
Audit Committee Member Retainer	12,500
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Member Retainer	7,500
_________________________

(1)
Effective as of May 3, 2017, the Board approved an increase in (i) the annual equity retainer to $150,000, (ii) the annual cash retainer for the Audit Committee Chairman to $25,000, and (iii) the annual cash retainer for the Nominating and Corporate Governance Committee Chairman to $15,000. Effective as of the Annual Meeting, the Board approved an increase in (i) the annual equity retainer to $160,000, and (ii) the annual cash retainer for the Compensation Committee Chairman to $25,000.

(2)
Granted in the form of time-vested (12 month) restricted stock awards determined by dividing the amount of the equity retainer by the closing price of the Company's common stock on the date of grant. The restricted stock vests in full on the earlier of the day immediately prior to the first annual meeting of stockholders of the Company after the date of grant or the first anniversary of the date of grant if the director continues to serve as a director through such date (or on the earlier of the death or disability of such director).

Cash Retainer Deferral Program
The Company maintains a director cash retainer deferral program under the Company's Long-Term Incentive Plan. This program allows members of the Board to elect to receive stock units under the Long-Term Incentive Plan in lieu of the cash compensation for such member's services as a director. The cash compensation that a director may elect to receive in stock units is only the cash compensation that the director otherwise would receive for services as a director of the Company and does not include any cash compensation for being the lead independent director, or chairman or member of any committee of the Board. Each deferred stock unit accumulates dividend equivalents that are converted to additional deferred stock units annually. The conversion of stock units into shares and the distribution of such shares under this program will occur on the first business day following the thirtieth day after a director's service as a director terminates.

Stock Ownership Guidelines
To further the Company's objective of aligning the interests of directors with the Company's stockholders, the Board has adopted stock ownership guidelines for directors. Each director should seek to have a level of ownership of Company stock that has a value approximately equal to at least three times the director's annual cash retainer. For purposes of the guidelines, the annual cash retainer does not include any additional cash compensation paid for participation on any committee of the Board or for serving as Chairman of any such committee. The ownership level should be achieved within three years of (i) the effective date of the guidelines for directors serving as of the adoption of the guidelines or (ii) the date the person first becomes a director for newly appointed or elected directors. All of the directors are in compliance with the Company's stock ownership guidelines.
2017 Non-Employee Director Compensation
Employee directors do not receive any compensation in connection with their director service. During 2017, Messrs. Duffey and Reid-Anderson were the only employee-directors and their respective compensation as an employee is set forth in the 2017 Summary Compensation Table. Mr. Nabi previously advised the Board that he did not wish to receive any director fees because of his position with H Partners, LP, a significant stockholder of the Company. The following table sets forth compensation paid to or earned by each non-employee director for the year ending December 31, 2017:

Director	Fees Earned or Paid in Cash($)(1)(2)	Stock Awards($)(3)(4)	Total($)
Kurt M. Cellar	100,417	149,966	250,383
Nancy A. Krejsa	58,333	149,966	208,299
Jon L. Luther	114,951	149,966	264,917
Usman Nabi	—	—	—
Stephen D. Owens	92,500	149,966	242,466
Richard W. Roedel	89,951	149,966	239,917
_________________________

(1)	The following table sets forth the annual cash compensation earned by each non-employee director in 2017:

			Committees
Director	Retainer($)	Lead Independent Director($)	Audit Committee Chair / Member($)	Compensation Committee Chair / Member($)	Nominating Corporate Governance Chair / Member($)	Total Cash Amount($)
Kurt M. Cellar	70,000	—	22,917	—	7,500	100,417
Nancy A. Krejsa	58,333	—	—	—	—	58,333
Jon L. Luther	69,951	30,000	—	15,000	—	114,951
Usman Nabi	—	—	—	—	—	—
Stephen D. Owens	70,000	—	12,500	10,000	—	92,500
Richard W. Roedel	69,951	—	12,500	—	7,500	89,951

(2)
Non-employee directors may defer all or a portion of their cash retainer in the form of stock units under the Long-Term Incentive Plan pursuant to the Company's director cash retainer deferral program. The amounts for Messrs. Luther and Roedel include $70,000, which they each elected to defer pursuant to the director cash retainer deferral program. Accordingly, Messrs. Luther and Roedel were each granted 1,133 deferred stock units in 2017. In addition, Messrs. Luther and Roedel each received 343 deferred stock units representing accumulated dividend equivalents on their deferred stock unit account. See "—Description of Non-Employee Director Compensation" for a discussion of the Company's director cash retainer deferral program.

(3)
The dollar value represents the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718) of the restricted stock awards granted to directors in 2017. Dividends on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(4)
As of December 31, 2017, each non-employee director (other than Mr. Nabi) had 2,429 shares of restricted stock outstanding, which vest on May 1, 2018. Each non-employee director (other than Mr. Nabi) had only one unvested award outstanding as of December 31, 2017 and therefore, the grant date fair value of such award is reflected in the 2017 Non-Employee Director Compensation Table. There are no outstanding stock option awards for any non-employee director.
PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, seven directors are nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. At this time the Board believes it is appropriately sized at seven members but will review possible candidates for the two vacancies if and when circumstances merit. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
Information Concerning Nominees

Name	Age as of March 1, 2018	Position with the Company
Kurt M. Cellar	48	Director
Nancy A. Krejsa	60	Director
Jon L. Luther	74	Director
Usman Nabi	43	Director
Stephen D. Owens	47	Director
James Reid-Anderson	58	Chairman, President and Chief Executive Officer
Richard W. Roedel	68	Director
Kurt M. Cellar has served as a director of the Company since May 2010. Since 1999, Mr. Cellar has served as a corporate director for many companies in a variety of industries. From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C. He was partner and portfolio manager from 2003 until his departure in 2008. During his five year tenure as portfolio manager at Bay Harbour, the fund was recognized by Bloomberg as the top performing hedge fund in its class. Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors. Before that, he was a strategy consultant at LEK/Alcar. Mr. Cellar is currently a director of Giraffe Holdings, Inc., Hawaiian Telecom Holdco, Inc., where he is Chairman of its Audit Committee and a member of the Nominating and Corporate Governance Committee, Home Buyers Warranty, where he is Chairman of its Audit Committee and U.S. Concrete Inc., where he is Chairman of its Compensation Committee and a member of its Nominating and Corporate Governance Committee. Mr. Cellar has had significant leadership roles in previous director assignments, including Chairman of the Board and chair roles of each committee. Within the last five years, Mr. Cellar was also a member of the Board of Directors of Horizon Lines, Inc., where he was Chairman of its Nominating and Corporate Governance Committee, Angiotech Pharmaceuticals, where he was Co-Chairman of its Board, and Edison Mission Energy Trust. He has many times, and, without exception, been asked to serve on board special committees.  He has been an invited speaker on various board issues over the years.  He has participated in many board related continuing education venues with the NACD and Harvard University.  Mr. Cellar has a Masters in Business Administration from the Wharton School of Business and a BA in Economics/Business from the University of California, Los Angeles.  Mr. Cellar is a former Chartered Financial Analyst. Mr. Cellar is well qualified to serve on the Board based on his significant accounting and financial experience and his other public company board experience.
Nancy A. Krejsa was named a director of the Company in March 2017. Ms. Krejsa previously served as Senior Vice President, Investor Relations and Corporate Communications for Six Flags since October 2010. Prior to joining the Company, she served as Senior Vice President, Strategy and Communications for Siemens Healthcare Diagnostics from November 2007 to September 2010 following Siemens’ acquisition of Dade Behring. From 1994 to 2007 Ms. Krejsa held senior roles at Dade Behring as Senior Vice President of Communications and Investor Relations, Vice President of U.S. Operations, Treasurer, and Assistant Controller. Prior to joining Dade Behring, Ms. Krejsa held a number of financial management positions at American Hospital Supply and Baxter International, including Vice President, Controller of the Hospital Supply distribution business. Ms. Krejsa has a B.S. in Finance from Indiana University and an M.B.A. in Accounting from DePaul University. Ms. Krejsa’s six years of experience as a member of the Company’s senior leadership team has provided her a deep understanding of the Company’s business, and her 17 years of senior leadership roles in finance and operations at prior companies make her qualified to serve as a director for the Company.
Jon L. Luther has served as a director of the Company since May 2010. Mr. Luther served as Chief Executive Officer of Dunkin' Brands Group Inc., a quick-service restaurant franchisor whose brands include Dunkin' Donuts and Baskin-Robbins, from January 2003 to January 2009 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of

Executive Chairman, and in July 2010, became the Non-Executive Chairman, a position he held until his retirement in May 2013. Mr. Luther is also a director and member of the Nominating and Corporate Governance Committee of Tempur Sealy International Inc., a bedding provider, as well as a director of Arby's Restaurant Group, Inc., a privately held quick-service sandwich chain. Mr. Luther is also the Chairman of the Board of Directors of The Culinary Institute of America and also serves as Chairman of its Executive Committee. Within the last five years, Mr. Luther served as a director and member of the Compensation Committee and Nominating and Corporate Governance Committee of Brinker International, Inc., an owner and franchisor of certain restaurant brands and Mr. Luther served as Chairman for the International Franchise Association and was a member of its Executive Committee. Mr. Luther brings to the Board executive leadership experience and vast business experience and expertise in the food and beverage segment as well as in brand marketing.
Usman Nabi has served as a director of the Company since May 2010. Mr. Nabi is a Senior Partner at H Partners Management, an investment management firm. Prior to joining H Partners in 2006, Mr. Nabi was at Perry Capital, the Carlyle Group, and Lazard Freres. Mr. Nabi serves as a director and member of the Compensation Committee and the Nominating and Corporate Governance Committee of Tempur Sealy International Inc. As a Senior Partner at H Partners Management, Mr. Nabi brings to the Board a keen business and financial sense and strong investment experience especially in the consumer sector.
Stephen D. Owens has served as a director of the Company since May 2010. Mr. Owens is co-founder and Managing Director of Staple Street Capital, a private equity firm. Prior to founding Staple Street Capital in 1995, Mr. Owens was a Managing Director at The Carlyle Group in the firm's U.S. Buyout team. While at Carlyle, Mr. Owens co-founded the firm's Global Consumer & Retail Group, was a senior member of the firm's Global Communications & Media Group, and executed and oversaw investments in the business services and transportation sectors. Previously, Mr. Owens was a principal investor and investment banker with Lehman Brothers in their New York and Hong Kong offices. Mr. Owens' business and finance experience, including helping to create value in multi-location consumer-facing businesses, qualifies him to serve on the Board.
James Reid-Anderson was named Chairman, President and Chief Executive Officer of the Company in July 2017. From February 2016 to July 2017 he served as Executive Chairman of the Company, and from August 2010 to February 2016, Mr. Reid-Anderson served as Chairman, President and Chief Executive Officer of the Company. Under his leadership the Company set a new strategic direction and achieved all-time high guest and employee satisfaction ratings, significant operational improvements and a twelve times total stock return since joining the Company. Mr. Reid-Anderson had previously served as Chairman, President and Chief Executive Officer of Dade Behring Inc., a manufacturer and distributor of medical diagnostics equipment and supplies, where he drove a tenfold increase in Dade Behring’s share price along with significant employee morale improvements and customer satisfaction increases, all achieving record levels. Mr. Reid-Anderson negotiated the sale of Dade Behring Inc. to Siemens AG, a worldwide manufacturer and supplier for the industrial, energy and healthcare industries, in 2007 and subsequently assumed various roles including becoming a member of Siemens AG’s managing board and Chief Executive Officer of Siemens’ $20 billion Healthcare Sector. Earlier in his career Mr. Reid-Anderson held roles of increasing responsibility at PepsiCo, Diageo and Mobil, and as adviser to Apollo Management L.P., a private equity firm. Mr. Reid-Anderson is a fellow of the Association of Chartered Certified Accountants, U.K. and holds a Bachelor of Commerce degree from the Birmingham University, U.K. Mr. Reid-Anderson’s prior experience as Chairman, President and Chief Executive Officer of Dade Behring, a restructured public company, as well as his extensive operational, international and financial background, make him especially qualified to serve as Chairman and lead the Company to operational and financial success.
Richard W. Roedel has been a director of the Company since December 2010. Mr. Roedel is a director and Chairman of the Audit Committee of LSB Industries, Inc. as well as a director and Chairman of the Risk Committee of IHS Markit, Inc. Mr. Roedel is a member of the Audit Committee and is the Non-Executive Chairman of Luna Innovations Incorporated. Over the years, Mr. Roedel has been the chairman of several governance, compensation and special committees. Mr. Roedel served on the Board of Directors of Lorillard, Inc. from 2008 through 2015, when it was acquired by Reynolds American Inc. Mr. Roedel also served as Chair of the Audit Committee of Lorillard, Inc. as well as a member of its Nominating & Corporate Governance Committee. Mr. Roedel served on the Board of Directors of Sealy Corporation in several capacities, including Chairman of its Audit Committee, until March 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc. in several capacities until October 2012, when it was acquired by Ingram Micro Inc., including Chairman of its Audit Committee, Chairman of its Compensation Committee and member of its Nominating and Corporate Governance Committee. Mr. Roedel was a director of Broadview Holdings, Inc., a private company, and was Chairman of its Audit Committee and a member of its Compensation Committees until 2012. Mr. Roedel was a director and Chairman of the Audit Committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade Behring was acquired by Siemens AG. Mr. Roedel is a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council. Mr. Roedel recently served a three-year term on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB). From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. As a result of these and other professional experiences, Mr. Roedel has extensive experience in finance, accounting and risk management and in public company board and committee practices, which make him well-qualified to serve on the Board.
Vote Required
A plurality of the votes cast is required to elect each director. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal 1.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

AUDIT COMMITTEE REPORT
The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a written charter that has been approved and adopted by the Board and that will be reviewed and reassessed annually by the Audit Committee. The Audit Committee is comprised of three independent directors.
The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company's systems of internal controls regarding finance, disclosure, accounting and legal compliance and (iii) the Company's auditing, accounting and financial reporting processes generally.
Management is responsible for the preparation and integrity of the Company's consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has independently met and held discussions with management and the independent registered public accounting firm.
The following is the report of the Audit Committee of the Company with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2017.
To fulfill its responsibility, the Audit Committee has done the following:

•
The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements and management's assessment of the effectiveness of the Company's internal controls over financial reporting.

•
The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Auditing Standard No. 1301 regarding the auditors' judgments about the quality of the Company's accounting principles as applied in its financial reporting.

•
The Audit Committee has received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements and management's assessment of the Company's internal controls over financial reporting for the fiscal year ended December 31, 2017 be included in the Company's Annual Report on Form 10-K for such year for filing with the SEC.

THE AUDIT COMMITTEE
Kurt M. Cellar (Chair) Stephen D. Owens Richard W. Roedel
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis below with the Company's management and, based on such review and discussion, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jon L. Luther (Chair) Stephen D. Owens Usman Nabi

EXECUTIVE COMPENSATION
Overview
This section of the Proxy Statement contains information regarding our compensation programs, policies and objectives and, in particular, their application to a specific group of individuals that we refer to as our named executive officers.

Name	Title
James Reid-Anderson	Chairman, President and Chief Executive Officer
John M. Duffey	Former President and Chief Executive Officer
Marshall Barber	Chief Financial Officer
Lance C. Balk	General Counsel
Brett Petit	Senior Vice President, Marketing
Catherine Aslin	Senior Vice President, Human Resources
This section is organized as follows:

•
Compensation Discussion and Analysis.   This section contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of the named executive officers for 2017 and other information that we believe may be useful to investors regarding compensation of the named executive officers.

•	Compensation Policies and Risk Management Practices. This section describes the Company's compensation policies and practices as they relate to the Company's risk management.

•	Description of Employment Agreements of Named Executive Officers. This section refers to the employment agreements between the named executive officers and the Company.

•
2017 Executive Compensation Tables.   This section provides information, in tabular formats specified in applicable SEC rules, regarding the amount or value of various types of compensation paid to the named executive officers and related information.

•	Potential Payments Upon Termination. This section provides information regarding amounts that could become payable to the named executive officers following specified events.
The parts of this Executive Compensation section described above are intended to be read together and each provides information not included in the others. In addition, for information regarding the Compensation Committee and its responsibilities, please see "Corporate Governance—Board Committees—Compensation Committee" above.
Compensation Discussion and Analysis
Executive Summary
The Company's goals for its executive compensation program are to attract, motivate and retain a talented and experienced management team that will provide leadership for the Company's long-term success. The Company seeks to accomplish these goals in a way that rewards performance and is aligned with its stockholders' interests as exemplified by the Company's Project 600 and Project 750 performance-based award programs described below. These unique programs provide long-term aspirational performance goals and are designed to incentivize early achievement of the goals and provide reduced incentives for late achievement. The Company has engaged meaningfully with certain major stockholders on the Company’s performance-based award programs and, based on such discussions, believes that many large stockholders favorably view these long-term aspirational performance goals and agree that they align Company performance with the interests of stockholders. This dialogue with stockholders has led to enhanced descriptions of the performance awards as well as certain refinements to the methodology for determining achievement of one of the performance targets as described below.
The compensation for the named executive officers consists of four elements—base salaries, annual incentives, long-term equity awards, and perquisites and benefits—that are designed to reward performance in a simple and straightforward manner.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. The Company's focused business strategy, proven management team, and highly customized compensation program work together to deliver results. Some of the Company's financial results for 2017 include the following:

Key Financial Metric	2017 Financial Results
Revenue	$1.359 billion (3% increase over 2016)
Investment in New Capital	$135 million (9% of revenue plus an incremental investment to open a new waterpark in Mexico)
1-year total stockholder return (TSR) (12/31/17)	16.0%
Cumulative 3-year TSR (12/31/17)	76.4%
Cumulative 5-year TSR (12/31/17)	175%
Dividend Per Share	$2.62 (10% increase over 2016)
Stock Repurchases	$499 million (8.4 million shares)
In July 2017, Mr. Reid-Anderson was reappointed as Chief Executive Officer and Mr. Duffey, the former Chief Executive Officer, retired from the Company. In connection with this CEO transition, the Compensation Committee recommended and the Board approved certain changes to compensation for Mr. Reid-Anderson. In recognition of the increase in Mr. Reid-Anderson's responsibilities from Executive Chairman to Chairman, President and Chief Executive Officer, Mr. Reid-Anderson's base salary was increased by $800,000 to $1,800,000. Mr. Reid-Anderson's annual incentive was increased to a target opportunity of 200% of his base salary, however, the Board determined that for the 2017 transition year Mr. Reid-Anderson’s actual annual incentive would continue to be determined based on the target opportunity of 100% of the base salary paid to Mr. Reid-Anderson in 2017. Mr. Reid-Anderson was also granted options to purchase 500,000 shares of common stock.
The Project 600 shares that Mr. Duffey forfeited upon his retirement, and as more fully described under "—Description of Employment Agreements of Named Executive Officers," were transferred back to Mr. Reid-Anderson, increasing Mr. Reid-Anderson's total target award under the Project 600 program by 185,000 shares. In addition, the target award of 150,000 shares under Project 750 that Mr. Duffey forfeited upon his retirement were transferred to Mr. Reid-Anderson. The primary rationale for making these changes to Mr. Reid-Anderson's compensation was to acknowledge his increased roles and responsibilities and to ensure his retention with the Company. The following table shows that the aggregate number of Project 600 and Project 750 shares awarded to Messrs. Reid-Anderson and Duffey did not increase in connection with the change in their roles during 2017:

	CEO Target Shares of Stock under Project 600 and Project 750
	Original Target Shares Awarded(1)	2016 CEO Transition(2)	2017 CEO Transition(3)
Project 600
James Reid-Anderson	500,000	250,000	435,000
John M. Duffey	120,000	370,000	185,000
Project 600 Total	620,000	620,000	620,000
Project 750
James Reid-Anderson	—	—	150,000
John M. Duffey	150,000	150,000	—
Project 750 Total	150,000	150,000	150,000
_________________________

(1)	Original grant for Project 600 and Project 750 were announced on October 24, 2014, and October 28, 2016, respectively.

(2)	Project 600 shares transferred to Mr. Duffey upon CEO succession on February 18, 2016.

(3)
Shares transferred to Mr. Reid-Anderson upon reappointment to CEO and retirement of Mr. Duffey on July 18, 2017. The Project 600 performance goal was not achieved in 2017. If the Project 600 Modified EBITDA goal is achieved in 2018, the maximum number of shares that participants will be entitled to receive is 50% of their target award.

Stockholder-Aligned Company Practices
The following table highlights certain practices that the Company maintains and others that the Company has avoided or prohibited because the Company believes doing so enhances its pay for performance philosophy and further aligns executives' interests with those of the Company's stockholders:

Practices Maintained by the Company	Practices NOT Maintained by the Company
Objective performance metrics align interests of management with interests of stockholders	High percentage of fixed compensation
Stock ownership requirements	Hedging ownership of Company stock
Limited perquisites	Excessive perquisites
Double-trigger change in control severance	Excise tax gross-ups upon change in control
Equity awards with four year vesting to promote retention	Dividends on equity paid prior to vesting
Alignment of compensation with stockholder interests	Repricing of options without stockholder approval
Performance goals that drive long-term stockholder value creation	Guaranteed minimum payouts or uncapped award opportunities
Long-Term Incentive Plan contains clawback provision
Program administered by an independent committee
Compensation Committee retains independent compensation consultant
Annual Say on Pay Vote
Last Year's Say on Pay Vote and Stockholder Outreach
At the 2017 annual meeting, 56% of votes cast supported the advisory proposal on executive compensation. The vote was well-below the 92% approval level achieved at the 2014 annual meeting and this decline in stockholder support for the Company's executive compensation program was disappointing. The Board responded by engaging in stockholder outreach to better understand our stockholders' key concerns with the Company's executive compensation program. In February and March 2018, the Company invited 33 of its largest stockholders, representing approximately 84% of the Company's outstanding common stock, to participate in discussions regarding executive compensation, corporate governance or any other topics of interest. The Company met with 15 of those stockholders, representing approximately 49% of its outstanding common stock, to ensure that the executive compensation program was understood by the Company's stockholders and aligned to their expectations. A key aim of these discussions was to collect stockholders' feedback. The Compensation Committee and the Nominating and Corporate Governance Committee Chairs, together with members of senior management, participated in the meetings. The Company discussed how the Company's executive compensation programs directly tie into the history of the Company and the Company's current business strategy, and solicited stockholder views on the program design and other topics of interest to the stockholders. In addition to the 15 stockholders representing approximately 49% of the Company's outstanding common stock, the Company also received feedback from 3 other of its largest stockholders, representing more than 16% of the Company's outstanding common stock, that they fully understand and support the Company's executive compensation program and practices and that no call on the topic was necessary. Finally, the Company participated in discussions about its stockholder engagement and executive compensation practices with the stockholder advisory firms of Institutional Shareholder Services and Glass-Lewis.
During the discussions with the Company's stockholders, members of the Compensation Committee described the Compensation Committee’s rationale for the selection of the performance criteria for both the annual incentive program and the long-term incentive program. Historically the Company used many different measurements to evaluate performance, some of which were subjective, and the Compensation Committee felt this led to confused priorities and poor operating performance. The current annual incentive program has four objective metrics linked to both financial and operating performance, while the Projects component of the long-term performance program is based on Modified EBITDA, as described in more detail below.
Several stockholders inquired as to the Compensation Committee's consideration of other performance criteria to measure compensation such as the Company’s Total Stockholder Return, Return on Invested Capital, or Net Debt. Instead of incorporating these metrics directly into the long-term incentive program, the Compensation Committee designed the Projects with the goal that each of these metrics would improve if Modified EBITDA increased. These design parameters include the following:

•	If the Company spends more than the targeted 9% of revenue on capital or an M&A transaction, then the target Modified EBITDA would be adjusted upward based on the cost of capital; and

•	The aspirational targets have historically required the Company to grow at twice the industry average in order to be achieved, which has directly led to exceptional stock performance.
The Compensation Committee believed that the aspirational targets appropriately motivated management, and the simplicity of having one measure for the Projects made them easily understood and tracked by the broad group of participating employees across all parks. Considering the design parameters of the Projects, this feature outweighed the potential benefits of including additional measures. Additionally, the minimum stock ownership guidelines ensure that the current named executive officers are properly aligned with the Company's stockholders.
Based on stockholder feedback, the Company has enhanced the disclosures in this Proxy Statement to more clearly define the Projects, describe how they are connected to the Company's strategy, and explain the selection of performance criteria. See "—Elements of Compensation—Long-Term Incentives" for enhanced disclosures on the Projects, including a table showing historical target values and actual stock issued under the Projects. The Compensation Committee will also consider incorporating additional metrics when designing future long-term incentives or Projects. The Company did not announce any new Projects in 2017 and does not currently anticipate doing so in 2018.
The Company is committed to engaging with its stockholders and intends to conduct ongoing stockholder outreach. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters at any time as described in this Proxy Statement under the heading "Communications with the Board of Directors."
Executive Compensation Philosophy and Objectives
The following are the objectives for the Company's executive compensation program:

•	Establish fair, competitive aggregate compensation including base salary, annual incentives and long-term incentives;

•	Closely align the interests of management with the Company's business objectives; and

•	Deliver an appropriate mix of fixed and variable, at-risk, performance-based compensation that is directly related to stockholder value and the Company's overall performance.
The Company's direct compensation program therefore consists of the following:

•	Base salary consistent with the executives' role and contributions to the Company;

•	Annual incentives for all executives tied to the Company's and the executives' performance;

•
A long-term incentive compensation program used to focus executives' efforts on longer-term performance that will enhance the value delivered to stockholders, including awards of stock options and other performance-based equity awards; and

•	Perquisites and retirement benefits.
Administration of the Executive Compensation Program
The Compensation Committee of the Board is responsible for administering the compensation program for executive officers and certain other members of senior management of the Company. The Compensation Committee determines the appropriate compensation levels for the Company's named executive officers, evaluates compensation plans, policies and programs, and reviews benefit plans for officers and employees. Additional responsibilities of the Compensation Committee include, but are not limited to, reviewing the Company's executive compensation philosophy and strategy; participating in the performance evaluation process for the Chief Executive Officer; setting base salary and incentive opportunities for the Chief Executive Officer and other senior executives; establishing incentive compensation and performance goals and objectives for the Company's executive officers and other eligible executives and management; and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board employment or consulting agreements and severance arrangements, and approves such agreements or benefits for the named executive officers. The members of the Compensation Committee are not current or former employees of the Company and are not eligible to participate in any of the executive compensation programs.
The entire Board (other than the Chief Executive Officer) ratified the 2017 compensation for the Chief Executive Officer, and the entire Board ratified the 2017 compensation for the other named executive officers.
Management Participation
The Company's human resources department is responsible for the ongoing management of the executive compensation program. The Senior Vice President, Human Resources and her staff serve as the primary management liaison to the Compensation Committee and propose compensation programs and policies to the Compensation Committee at the request of the Compensation Committee and the Chief Executive Officer. The Compensation Committee meets at least annually with the

Chief Executive Officer and any other corporate officers as the Compensation Committee deems appropriate while it is determining the performance criteria and compensation levels of key executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities for executive officers other than himself. In addition, the Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements.
Compensation Consultants
The Compensation Committee has engaged Deloitte to provide advice to the Compensation Committee on an ongoing basis regarding executive compensation strategy and programs, including the compensation of the Chief Executive Officer, the design of its compensation program, the compensation practices of competitors, and legislation or regulations impacting the Company's executive compensation program.
Determining Executive Compensation
In making compensation decisions regarding executive officers generally, the Compensation Committee considers general market information, as well as business and industry conditions, the Company's strategic business objectives, and the executive's performance and experience. The Compensation Committee believes that market compensation data should only be used as a point of reference, not as the determining factor, in the executive officers' compensation. The initial compensation arrangements for the named executive officers were a result of arm's-length negotiations by the Company with the executives in connection with their hire or retention and do not correspond to a specific benchmark level of pay. The compensation for the named executive officers is reviewed annually by the Board, the Compensation Committee and the Chief Executive Officer. An analysis of overall Company performance, budget targets, achievement of individual performance goals and the direct reporting relationship to the Chief Executive Officer is undertaken regarding the compensation of each executive. The Compensation Committee makes compensation determinations and adjustments when determined to be appropriate in accordance with the Company's compensation philosophy and plans. In determining long-term incentive grants in 2017, the Company considered general historical market information on long-term incentive grants provided by Deloitte, along with past awards and company and individual performance, when making compensation recommendations to the Compensation Committee.
Components of Executive Compensation
The individual components of the Company's executive compensation program include:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Perquisites and benefits

Pay Element	Pay Philosophy	Component	Performance Element

Long-Term Incentives	Support long-term business strategy and promote retention by tying a significant portion of pay to long-term financial performance goals, or "Projects"	Stock	Rigorous Multi-Year Modified EBITDA Target

	Support alignment with stockholders and promote retention by tying a significant portion of pay to stock price appreciation	Stock Options	4-Year Vesting

Annual Incentives	Motivate and provide recognition for achieving annual financial and operational performance goals with variable, at-risk performance-based pay	Cash or Stock	Adjusted EBITDA

Net Debt

Guest Satisfaction

Safety

Base Salary	Compensate for executive's responsibilities, experience and performance with fixed pay	Cash	Annual Review
In setting total compensation, the Compensation Committee applies a consistent approach for all executive officers. Although the Compensation Committee has a compensation approach, as described below, the Compensation Committee exercises appropriate business judgment to apply the approach to the facts and circumstances associated with each executive.
The following charts use a Black Scholes calculation for options and the fair market value of a share upon grant of awards in 2017 under the Projects multiplied by the target number of shares under such programs.
Our compensation is structured to provide a mix of fixed and variable, at-risk performance-based compensation for our named executive officers that is heavily weighted toward at-risk performance-based compensation. The following chart shows the balance among the mix of base salary, annual incentives and long-term incentives for 2017 at target for our current Chief Executive Officer (in the CEO role) and other named executive officers:

For 2017, our fixed compensation versus performance-based compensation was structured as follows for our current Chief Executive Officer (in the CEO role) and other named executive officers:
Our executive compensation program seeks to appropriately balance cash compensation with equity-based compensation. For 2017, our target annual compensation versus long-term equity-based compensation was structured as follows for our current Chief Executive Officer (in the CEO role) and other named executive officers:
Base Salary
Salaries are used to provide a fixed amount of compensation for an executive's work. Although initially established in each named executive officer's respective employment agreement and based on the philosophies and factors described herein, the salaries of named executive officers are reviewed annually, as well as at the time of a promotion or other change in responsibilities. The Compensation Committee strives to pay a base salary to attract and retain highly qualified executives to drive success based on the individual's responsibilities, performance and experience, internal equity, and business and industry conditions. For 2017, Messrs. Balk, Barber, and Petit, received salary increases ranging from 3% to 5%. Mr. Reid-Anderson’s salary increased as a result of becoming the Chief Executive Officer in July 2017.
The following table shows the annual base salary rate in 2017 for the named executive officers:

Executive	Base Salary Rate($)
James Reid-Anderson	1,800,000
John M. Duffey	1,120,000
Marshall Barber	525,000
Lance C. Balk	582,000
Brett Petit	490,000
Catherine Aslin	325,000
Annual Incentives
The Company's annual incentive plan closely links pay and performance by providing all eligible full-time employees, including the named executive officers, an incentive compensation opportunity based on the Company achieving key business plan goals, with an emphasis on Adjusted EBITDA. The Company selected these goals because it believes successful performance against these measures promotes the creation of long-term stockholder value. The Company places more weight on Adjusted EBITDA because it believes that Adjusted EBITDA tracks core operating performance more closely, is widely used by analysts and investors to evaluate performance in the Company's industry and is most directly related to stockholder value.
Unless Adjusted EBITDA for 2017 was more than $503.3 million, no annual incentive would have been earned. If more than the target $551.0 million of Adjusted EBITDA had been attained, the amount earned for each incentive objective would have increased on a pro rata basis to a maximum of 200% of target as Adjusted EBITDA increased from $551.0 million to $578.6 million. "Adjusted EBITDA" is defined as Modified EBITDA minus the interests of third parties in the Adjusted

EBITDA of properties that are less than wholly owned by the Company. “Modified EBITDA” is defined as the Company’s consolidated income (loss) from continuing operations excluding the following: the cumulative effect of changes in accounting principles; discontinued operations gains or losses; income tax expense or benefit; restructure costs or recoveries; reorganization items (net); other income or expense; gain or loss on early extinguishment of debt; equity in income or loss of investees; interest expense (net); gain or loss on disposal of assets; gain or loss on the sale of investees; amortization; depreciation; stock-based compensation; and fresh start accounting valuation adjustments.
The Board determined that for the 2017 transition year during which Mr. Reid-Anderson began the year as Executive Chairman and then resumed the position of Chief Executive Officer, Mr. Reid-Anderson’s actual annual incentive would be determined based on the target annual incentive of 100% of the base salary paid to Mr. Reid-Anderson in 2017. For subsequent years while Mr. Reid-Anderson is Chief Executive Officer, his target annual incentive will be 200% of base salary pursuant to his employment agreement. Mr. Duffey's annual incentive was prorated in the 2017 fiscal year through his retirement effective date based on the target rate of 120% of base salary.
The following table shows the target annual incentive opportunities as of December 31, 2017 for the named executive officers (other than Messrs. Duffey and Reid-Anderson):

Executive	Target Annual Incentive
Marshall Barber	75% of base salary
Lance C. Balk	75% of base salary
Brett Petit	62.5% of base salary
Catherine Aslin	50% of base salary
No named executive officer may earn more than 200% of such named executive officer's target annual incentive. The named executive officers earn their respective target annual incentive based on achievement of the following four financial and strategic objectives.

Objective	Weight	Target Goal
Adjusted EBITDA	50.0%	$551.0 million
Net Debt Level	25.0%	Equal to or better than budget ($1,987 million, as adjusted)
Guest Satisfaction Scores	12.5%
● 2017 guest satisfaction score exceeds 2016 guest satisfaction score or
● If 2017 guest satisfaction score is lower than 2016, but 2017 attendance increases, a weighted value assessment of the guest satisfaction score and attendance must increase by 3%

Success in fostering and maintaining a safe park environment	12.5%
● 2017 guest safety perception score exceeds 8.0 and safety quality assessment review standards met (weighted 50%) and
● 2017 actual workers compensation claims lower than prior year annual workers compensation claim target (weighted 50%)

	100%
Since more than the minimum Adjusted EBITDA of $503.3 million for 2017 was achieved, attainment of the weighted target annual incentive components is determined separately for each of the four objectives. With attainment of $519.2 million Adjusted EBITDA out of the target Adjusted EBITDA of $551.0 million, full achievement of the net debt level, guest satisfaction, and workers compensation claims objectives, and partial achievement of the safety quality assessment review objective, the named executive officers received below-target payouts for 2017. The named executive officers earned 63.6% of their target annual incentive under the annual incentive plan.
In February 2018, the Compensation Committee approved the following annual incentive awards for the named executive officers pursuant to the criteria of the annual incentive plan, which were paid upon completion of the Company's audit for 2017. The amounts paid pursuant to the annual incentive plan are set forth in the "Non-Equity Incentive Plan Compensation" column of the 2017 Summary Compensation Table because such amounts were paid pursuant to the pre-established criteria under the annual incentive plan.

Executive	Target Annual Incentive($)	63.6% of Target Annual Incentive($)
James Reid-Anderson	1,366,154	868,136	(1)
John M. Duffey	732,756	465,642	(2)
Marshall Barber	393,750	250,245
Lance C. Balk	436,500	277,415
Brett Petit	306,250	194,635
Catherine Aslin	162,500	103,276
_________________________

(1)
Target award listed reflects use of 100% of base salary paid to Mr. Reid-Anderson in 2017 for determination of the annual incentive in the 2017 transition year. The annual incentive for the portion of 2017 while Mr. Reid-Anderson was Executive Chairman was paid in stock and the annual incentive for the portion of 2017 while Mr. Reid-Anderson was Chief Executive Officer was paid in cash.

(2)	Mr. Duffey's annual incentive was prorated through the effective date of his retirement from the Company and paid in stock pursuant to the terms of his Retirement Agreement.
Long-Term Incentives
While the annual incentives are intended to reward the achievement of short-term financial goals, our executive compensation program emphasizes and rewards results over the long-term through equity incentives that have a substantial performance-based component and multi-year vesting schedules. The Company's long-term incentive awards are tied to the Company's performance and the value of its common stock over several years. These awards are intended to align the interests of the named executive officers with those of the Company's stockholders and to reward the named executive officers' contribution to the long-term growth and performance of the Company. The Compensation Committee also believes that it is appropriate to evaluate equity grant opportunities on a systematic basis at least annually. The Compensation Committee awards stock options or performance stock units, or a combination thereof, based on its determination of the relative value of each form of award at the time of grant and the performance and responsibilities of each named executive officer. These awards are granted under the Company's Long-Term Incentive Plan. The Compensation Committee has not granted any time-based restricted stock or restricted stock units to named executive officers since 2011. The Compensation Committee may, from time to time, based on individual circumstances, grant additional equity incentive awards to employees, including named executive officers, due to circumstances such as outstanding performance or in connection with a promotion.
Stock Options. Stock options vest 25% on each of the first four anniversaries of the grant date. The stock options have a term of ten years and, in all instances, an exercise price of not less than the closing price of the Company's common stock on the date the stock options are granted. The Compensation Committee believes that stock options are appropriate because they are aligned with the long-term interests of stockholders, as the stock options have no value to the named executive officers unless the market value of the Company's common stock increases after the grant date. As discussed below under "Dividend Equivalent Rights," unvested stock options have DERs associated with them. In recognition of the strong performance of the Company in the fourth quarter of 2016, in February 2017, the Compensation Committee granted stock options to all employees (other than Mr. Reid-Anderson). The Compensation Committee granted stock options to Ms. Aslin in January 2017 and Mr. Reid-Anderson in July 2017 in connection with the changes in their respective positions with the Company. The Compensation Committee granted stock options to each current named executive officer (other than Mr. Reid-Anderson) in August 2017 as part of a general grant to employees to provide incentives.
Performance Awards—Projects Generally. Based on the Company's prior history of lacking clear and objective measurements to evaluate performance, and the need following a decade of severe underperformance to boost morale and attract, retain and incentivize employees with rigorous performance awards, the Compensation Committee designed unique performance awards, called "Projects," to reward participants for achievement of stretch goals based on Modified EBITDA, which is an objective and understandable measurement to evaluate the Company's operational performance and is a key driver of stockholder returns. To ensure a long-term and sustainable focus, the Company does not create new Projects each year, rather the Projects are intended to incentivize and retain participants over a multi-year period. The following table sets forth detailed information for each Project in the aggregate:

Project Name	Project 350	Project 500	Project 600	Project 750
Target Achievement Year	2011	2015	2017	2020
Number of Shares at Target(1)	2,820,000	2,628,000	2,400,000	900,000
Market Value of Target Shares(2)	$24 million	$45 million	$88 million	$49 million
Actual Shares Earned(1)(3)(4)	2,829,580	2,825,100	N/A	N/A
Market Value of Earned Shares at Issuance	$87 million	$137 million	N/A	N/A
Stockholder Value Created(5)(6)	$1.519 billion	$4.682 billion	N/A	N/A
Project Period TSR(6)(7)
Six Flags	182%	225%	N/A	N/A
S&P 500	14%	79%	N/A	N/A
Annualized TSR(6)(7)
Six Flags	88%	34%	N/A	N/A
S&P 500	9%	16%	N/A	N/A
_________________________
(1)    All share amounts are adjusted for stock splits.

(2)	Amount calculated based on the closing price of the Company's common stock on the date each employee began participating in the applicable Project.
(3)    Amount excludes associated DERs.

(4)
Achievement of the Project 600 Target Modified EBITDA requires an 8% growth in Modified EBITDA in 2018 and would result in issuance of 50% of the target award. Achievement of the Project 750 Target Modified EBITDA requires a 10% compound annual growth rate in Modified EBITDA through 2020 and would result in issuance of 100% of the target award in 2020.

(5)	Amount reflects change in the Company's market capitalization plus value of dividends paid and shares repurchased.

(6)
For purposes of calculating stockholder value created and TSR, assumes a Project period of May 10, 2010 through December 31, 2011 for Project 350, and a period of December 31, 2011 through December 31, 2015 for Project 500.

(7)    Assumes dividend reinvestment in the Company's common stock.
Project 600. In order to motivate the Company's management team to continue to improve the Company's financial position, and due to the success of Project 350 and Project 500 in motivating the participants, the Compensation Committee determined that a new aspirational goal in the form of a similar program, called Project 600, would be beneficial to the Company and its stockholders. Project 600 was first announced in October 2014 pursuant to a Form 8-K filed with the SEC on October 21, 2014. Pursuant to the Project 600 program, the named executive officers would be issued shares of stock if the Company achieved $600 million of Modified EBITDA in a calendar year (the "Project 600 Target Modified EBITDA") by December 31, 2017.
Rigorous Test
The Compensation Committee believes that Modified EBITDA is the appropriate measurement because it is the most comparable measure to evaluate operational performance against other industry participants, incorporates the full range of the Company's business, and has a direct impact on the Company's stock price. The performance award is widely granted to the Company's employees, and Modified EBITDA is a simple measurement that enables employees to easily understand how they can contribute toward the target. Finally, it generally excludes the impact of extraordinary or non-routine events that can distort performance such as acquisitions and dispositions, and requires organic and sustainable growth to attain the target.
The Project 600 Target Modified EBITDA is a very difficult target for the Company to achieve. At the time the performance target was established in October 2014, the Company’s 2013 calendar year Modified EBITDA was $444.2 million, thus the Project 600 Target Modified EBITDA represented an increase of 35%. This goal was not reached in 2017. Given the degree of difficulty in achieving the Project 600 Target Modified EBITDA, the program provided that if at least $575.0 million of Modified EBITDA, but less than the Project 600 Target Modified EBITDA, was achieved in calendar year 2017, a partial Project 600 award could have been achieved. Participants would have been entitled to receive 75% of their 2017 Achievement/Target Award if a partial award was achieved in 2017, which it was not.
The Project 600 program provides a reduced award for late achievement to acknowledge the difficulty in reaching the significant goal. Therefore, if the Project 600 Target Modified EBITDA is achieved in calendar year 2018, participants will be entitled to receive 50% of their target award.
Number of Shares
The number of shares of stock that each named executive officer is eligible to receive under Project 600 is set forth below:

	Shares of Stock
Executive	2017 Achievement/Target Award	2018 Achievement
James Reid-Anderson	435,000	217,500
John M. Duffey	185,000	92,500
Marshall Barber	52,500	26,250
Lance C. Balk	45,000	22,500
Brett Petit	40,000	20,000
Catherine Aslin	15,000	7,500
It is important to note that given the transition in leadership in July 2017, and as more fully described under "—Description of Employment Agreements of Named Executive Officers," Mr. Reid Anderson’s target award was increased by the 185,000 shares that Mr. Duffey forfeited upon his retirement from the Company, which had been previously forfeited by Mr. Reid-Anderson in 2016. The Compensation Committee believes this realignment of the number of target shares is consistent with the impact of Mr. Reid-Anderson's role in achieving the Project 600 Target Modified EBITDA.
Determination of Achievement
Modified EBITDA is determined after reviewing the Company's audited financial statements for the applicable year. As a general matter, Modified EBITDA will exclude the impact of extraordinary or infrequently occurring events such as acquisitions and dispositions and costs associated with the evaluation of strategic options. Pursuant to feedback that the Company received from its stockholders, the Compensation Committee determined that, since the incremental investment in the new waterpark in Mexico was not planned when the Project 600 Target Modified EBITDA was determined, the Project 600 Target Modified EBITDA should be increased by an amount based on the Company’s cost of capital times the incremental investment. The Project 600 Target Modified EBITDA was increased by $1.1 million to $601.1 million. Any shares under Project 600 will be issued after the Compensation Committee certifies the achievement of the Modified EBITDA after completion of the Audit Committee's review of the Company's audited financial statements for the applicable calendar year.
If a change in control (as defined under Project 600) occurs, then the Project 600 Target Modified EBITDA is deemed earned but no early achievement award would be considered earned (unless such Project 600 Target Modified EBITDA had already been earned by the time of the change in control) and instead if no partial awards were previously made the target award would be treated as earned.
Eligibility to Receive Shares
To receive shares under Project 600, unless otherwise determined by the Compensation Committee, the executive must be employed by the Company on the first day of the calendar year immediately following the calendar year during which the requisite Modified EBITDA was achieved or the executive must be employed by the Company on the date of a change in control (as defined under Project 600), or have had such employment terminated in anticipation of such a change in control.
Project 750. Largely due to the Company's substantial progress toward Project 600 and to the success of Project 350 and Project 500 in motivating participants, the Compensation Committee determined that a new aspirational goal in the form of a similar program, called Project 750, would be beneficial to the Company and its stockholders. Project 750 was first announced in October 2016 pursuant to a Form 8-K filed with the SEC on October 28, 2016.

Rigorous Test
Project 750 provides participants with an equity incentive for the Company to achieve $750.0 million of Modified EBITDA in a calendar year (the "Project 750 Target Modified EBITDA") by December 31, 2020. Pursuant to Project 750, the named executive officers will be issued shares of stock if the Company achieves the Project 750 Target Modified EBITDA. At the time this performance target was established in October 2016, the Company’s September 30, 2016 last twelve month Modified EBITDA was $531.6 million, thus the Project 750 target represents an increase of 41%.
Early Achievement
Achievement of the Project 750 Target Modified EBITDA requires the Company to increase Modified EBITDA by 34% from $558.4 million Modified EBITDA in 2017. Given the difficulty of achieving the Project 750 Target Modified EBITDA, Project 750 provides management with incentive to reach the Project 750 Target Modified EBITDA earlier than 2020 by providing early achievement premiums (i.e., additional shares) if certain Modified EBITDA levels are achieved. The amount of shares issued pursuant to the performance award is based on a range linked to the year in which the goal is achieved.
Number of Shares
The number of shares of stock that each current named executive officer is eligible to receive is set forth below if the Project 750 Target Modified EBITDA is first achieved in the year specified and no partial award (as described below) was previously earned:

	Shares of Stock
Executive	2017 Achievement	2018 Achievement	2019 Achievement	2020 Achievement/Target Award	2021 Achievement
James Reid-Anderson	202,500	202,500	172,500	150,000	75,000
Marshall Barber	50,625	50,625	43,125	37,500	18,750
Lance C. Balk	23,625	23,625	20,125	17,500	8,750
Brett Petit	21,600	21,600	18,400	16,000	8,000
Catherine Aslin	18,900	18,900	16,100	14,000	7,000
It is important to note that given the transition in leadership in July 2017, and as more fully described under "—Description of Employment Agreements of Named Executive Officers," the 150,000 shares under the Project 750 program that Mr. Duffey forfeited upon his retirement were transferred to Mr. Reid-Anderson. The Compensation Committee believes this realignment of the number of target shares is consistent with the impact of Mr. Reid-Anderson's role in achieving the Project 750 Target Modified EBITDA.
Partial Awards
If at least $725.0 million of Modified EBITDA, but less than the Project 750 Target Modified EBITDA, is achieved in calendar year 2017, 2018 or 2019, a partial Project 750 award can be achieved and any over-performance above $725.0 million of Modified EBITDA can be credited to the next calendar year's achievement of $725.0 million of Modified EBITDA for purposes of determining if the remaining portion of the Project 750 award could be earned. The following table describes the number of shares that may be issued based on the year a partial award is first achieved (and an additional partial award may be available if one is achieved in a subsequent year):

Year Partial Award Achieved	Number of Shares Assuming No Partial Award in Prior Year
2017	75% of 2017 Early Achievement
2018	75% of 2018 Early Achievement
2019	75% of 2019 Early Achievement
2020	75% of 2020 Achievement
Determination of Achievement
Modified EBITDA is determined after reviewing the Company's audited financial statements for the applicable year. As a general matter, Modified EBITDA will exclude the impact of extraordinary or infrequently occurring events such as acquisitions and dispositions and costs associated with the evaluation of strategic options. Any shares under Project 750 will be issued after the Compensation Committee certifies the achievement of the

Modified EBITDA after completion of the Audit Committee's review of the Company's audited financial statements for the applicable calendar year.
If a change in control (as defined under Project 750) occurs, then the Project 750 Target Modified EBITDA is deemed earned but no early achievement award would be considered earned (unless such Project 750 Target Modified EBITDA had already been earned by the time of the change in control) and instead if no partial awards were previously made the target award would be treated as earned.
Eligibility to Receive Shares
To receive shares under Project 750, unless otherwise determined by the Compensation Committee, the executive must be employed by the Company on the first day of the calendar year immediately following the calendar year during which the requisite Modified EBITDA was achieved or the executive must be employed by the Company on the date of a change in control (as defined under Project 750), or have had such employment terminated in anticipation of such a change in control.
Dividend Equivalent Rights. In order for stock option holders and Project 600 and Project 750 participants to participate in the Company's quarterly dividend on its common stock, the Compensation Committee determined to grant holders of the Company's unvested stock options and Project 600 and Project 750 awards with Dividend Equivalent Rights ("DERs"). No DERs are paid to any holders with respect to any unvested awards until such awards vest. The stock option DERs provide for issuance of shares of stock to holders of unvested stock options in a value equal to any dividends on the common stock from the grant date through the date of option vesting and such shares are only paid once vesting occurs. Similarly, the Project 600 and Project 750 DERs provide for issuance of shares of stock in a value equal to any dividends on the common stock from the award issuance date through the date shares, if any, are issued under Project 600 or Project 750 and such shares are only paid to the extent that the shares pursuant to the underlying award vest. The Compensation Committee believes that the use of DERs was necessary to keep the executives aligned with stockholders as a significant part of the Company's total stockholder return is in the form of dividends.
Perquisites and Benefits
The named executive officers receive the same health, welfare and other benefits provided to other Company employees. The Company provides limited perquisites to named executive officers such as a fixed automobile allowance for Messrs. Reid-Anderson and Duffey and a fixed tax planning and legal services allowance for Mr. Reid-Anderson. The "All Other Compensation" column of the 2017 Summary Compensation Table sets forth these perquisites in accordance with the requirements of the SEC. The Compensation Committee reviews the Company's policies on executive officer perquisites on an annual basis.
The Company has a contributory 401(k) Plan available to employees of the Company who meet the age and service requirements. The Company makes matching contributions. In 2017, the Company matched 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions made by employees (subject to tax law limits). The Company also has a Supplemental 401(k) Plan, which permits eligible participants to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the contributory 401(k) Plan and receive corresponding matching contributions. For a discussion of the Supplemental 401(k) Plan, see "—Fiscal 2017 Non-Qualified Deferred Compensation."
The Company maintains an employee stock purchase plan, which is made available to substantially all of the Company's employees, and allows participants to acquire the Company's common stock at a discounted price. The employee stock purchase plan was approved by stockholders at the Company's annual meeting in May 2011. The purpose of the plan is to encourage employees at all levels to purchase stock and become stockholders. The plan allows participants to buy the Company's common stock at a 10% discount to the lower of the market value of the common stock at the beginning and end of each successive six-month offering period. Under applicable tax law, no plan participant generally may purchase more than $25,000 in market value (based on the market value of the Company's common stock on the first trading day of each offering period) of the Company's common stock in any calendar year.
Compensation Upon Termination of Employment
In addition to the direct compensation program, the Company believes it is important to provide certain of the executive officers with competitive separation payments and benefits because it provides a measure of financial security for the executive officer and his family in the event of certain terminations of an executive officer's employment and also enables the Company to secure their cooperation following termination. Post-employment compensation consists primarily of two types—severance pay and benefits continuation. Under their respective employment agreements, the named executive officers are entitled to receive these benefits in the event of specified terminations of employment and as a consequence of a change in control. The agreements contain a double-trigger provision, which requires both a change in control and termination of employment in order for the executive officer to receive benefits under the change in control provision rather than a single-trigger provision under which benefits are triggered automatically by a change in control. The Company does not provide an excise tax gross-up in the event of a termination due to a change in control.
The separation payments and benefits are intended to provide the executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The enhanced and accelerated benefits offered in connection with a change in control are designed to support the following business objectives:

•	Enhance the Company's value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.

•	Preserve the objectivity of the Company's management team if they are negotiating and executing a consolidation transaction.

•	Keep the management team focused on the Company's business instead of their personal financial situation.
The Company elects to provide post-employment compensation to the executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and the Company's hiring needs dictate. See "—Potential Payments Upon Termination" for additional information on separation payments and benefits for the named executive officers.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that the Company may deduct for compensation paid to certain executive officers. Previously, this limitation did not apply to compensation that met the requirements under Section 162(m) for qualified performance-based compensation. This exemption from Section 162(m)’s deduction limit for certain performance-based compensation has generally been repealed, effective for years beginning after December 31, 2017 and the group of covered executive officers has been expanded to include the chief financial officer and certain former executive officers. Therefore, compensation (including performance-based compensation) paid to covered executive officers in excess of $1 million in calendar year 2018 and subsequent calendar years generally will not be deductible unless it qualifies for transition relief applicable to certain written binding contracts in effect on November 2, 2017 which are not modified in any material respect on or after such date. Since the scope of the transition relief is uncertain at this time, the impact of the elimination of the performance-based compensation exemption from Section 162(m) with respect to performance awards and arrangements outstanding on November 2, 2017 is not yet known.
Although the Compensation Committee has considered the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, tax-deductibility was not the primary factor used by the Compensation Committee in setting compensation and the Compensation Committee expects that Section 162(m) will become less of a factor with the repeal of the performance-based compensation exemption. The Compensation Committee designs and administers compensation programs that it believes are in the best interests of the Company and its stockholders.
Stock Ownership, Clawback and Other Policies
To enhance alignment of interest between management and the Company's stockholders, the Company maintains stock ownership guidelines for executive officers and certain other members of senior management. Under the guidelines, each executive should seek to have a level of ownership of Company stock that has a value approximately equal to at least two times their annual base salary (and six times annual base salary for the Company's Chief Executive Officer). The ownership level should be achieved within three years of (i) the effective date of the guidelines for officers serving as of the adoption of the guidelines or (ii) the date the person first becomes an executive officer or member of senior management for new officers. All of the named executive officers are in compliance with the Company's stock ownership guidelines.
The Company's insider trading policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company's common stock. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company's insider trading policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars and other derivative instruments, or through the establishment of a short position in the Company’s securities.
The Company's insider trading policy limits the pledging of Company common stock to those situations approved by the Company's General Counsel. The Company’s General Counsel expects to approve pledging of stock on a case by case basis only in those situations where the individual is acquiring stock pursuant to Company compensatory programs and because of taxes and acquisition costs, the likely alternative to pledging of the stock being acquired is the sale of such stock.
The Compensation Committee does not employ any form of wealth tally; it believes that grants to executives should be made based on individual and Company performance factors and market compensation conditions at the time of grant, as described herein, and that it is in the interests of the Company's stockholders that executives not be penalized for their past successes.
All equity awards and annual incentives (both cash and stock) to executive officers have been made under the Company’s Long-Term Incentive Plan. The Company's Long-Term Incentive Plan contains clawback provisions that provide that the Compensation Committee, may, to the extent permitted by law, require the termination, rescission or repayment of awards and incentives previously awarded under the Company's Long-Term Incentive Plan if the granting, vesting or payment of such awards or incentives was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, the executive officer (or any other participant in the plan) benefited from a calculation that later proves to be materially inaccurate or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement and a lower granting, vesting or payment would have occurred based on such conduct. In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities during those 12 months.
Compensation Policies and Risk Management Practices
The Compensation Committee has reviewed the Company's policies and practices for all of the Company's employees, including non-executive officers, and determined that the policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company's annual incentives and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company's performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. The Company has discretion to reduce annual incentive payments (or pay no annual incentive) based on individual performance and any other factors it may determine to be appropriate in the circumstances.
Description of Employment Agreements of Named Executive Officers
In connection with Mr. Reid-Anderson’s appointment as Chairman, President and Chief Executive Officer, the Company entered into a new employment agreement with Mr. Reid-Anderson (the “2017 Employment Agreement”) that provides for, among other things, a base salary of at least $1,800,000 per year and an annual incentive with a target opportunity of 200% of his base salary and a maximum annual incentive opportunity of two times the target annual incentive. The Board determined that for the 2017 transition year during which Mr. Reid-Anderson began the year as Executive Chairman and then resumed the position of Chief Executive Officer, Mr. Reid-Anderson’s actual annual incentive would be determined based on the target opportunity of 100% of the base salary paid to Mr. Reid-Anderson in 2017. For subsequent years while Mr. Reid-Anderson is Chief Executive Officer, his target opportunity will be 200% of base salary pursuant to his employment agreement. Mr. Reid-Anderson was also granted options to purchase 500,000 shares of the Company’s common stock in accordance with a nonqualified stock option agreement under the Company’s Long-Term Incentive Plan, which vests in equal amounts on each of the first four anniversaries of the grant date. The Project 600 shares that Mr. Duffey forfeited upon his retirement, as discussed below, were transferred back to Mr. Reid-Anderson. Accordingly, Mr. Reid-Anderson's total target award under the Company’s Project 600 program was increased by 185,000 shares for a total target award (including his existing award) of 435,000 shares. In addition, the target award of 150,000 shares under Project 750 that Mr. Duffey forfeited upon his retirement were transferred to Mr. Reid-Anderson.
The Company enters into employment agreements with its executive officers providing for base salary, annual incentive target opportunities and compensation upon certain terminations of employment as described above and in "—Potential Payments Upon Termination." The Company previously entered into employment agreements with Messrs. Balk, Petit and Barber. In January 2017, Ms. Aslin became the Senior Vice President, Human Resources, and the Company entered into an employment agreement with Ms. Aslin that provided for, among other things, a base salary of at least $325,000 and an annual incentive with a target opportunity of 50% of base salary. Ms. Aslin's employment agreement was amended in November 2017 when she became an executive officer of the Company to provide for, effective January 1, 2018, a base salary of at least $340,000 and an annual incentive with a target opportunity of 62.5% of base salary.
In connection with Mr. Duffey’s retirement, the Company entered into a retirement agreement (the “Retirement Agreement”) with Mr. Duffey in July 2017 setting forth certain terms relating to Mr. Duffey’s retirement from the Company.

The Retirement Agreement provided that Mr. Duffey forfeit one-half of his target award under the Project 600 program on July 18, 2017, and continue to participate in the Project 600 program with respect to a target award of 185,000 shares even though Mr. Duffey retired. The Retirement Agreement also provided, among other things, that (i) Mr. Duffey is entitled to receive a prorated bonus, payable in shares of common stock of the Company and at the same time as other executive officers are paid the bonus for 2017, (ii) stock options that were scheduled to vest in the twelve month period following the effective date of Mr. Duffey’s retirement will vest and become exercisable and such stock options, as well as currently exercisable stock options, shall remain exercisable through the first anniversary of the effective date of Mr. Duffey's retirement, and (iii) the Company assumed the remaining seven months of lease obligations for Mr. Duffey’s apartment in Dallas, Texas. The Retirement Agreement also contains customary release provisions.
See "—Compensation Discussion and Analysis—Elements of Compensation" for additional information on the compensation of the named executive officers. The employment agreements also contain provisions for separation payments and benefits upon certain types of termination of employment as well as customary non-competition, indemnification, confidentiality and proprietary information provisions. For a description of separation or change of control payments and benefits provided by these employment agreements, see "—Potential Payments Upon Termination."

2017 Summary Compensation Table
The following table summarizes the compensation paid by the Company to (i) the Company's former Chief Executive Officer, (ii) the Company's current Chief Executive Officer, (iii) the Company's Chief Financial Officer and (iv) the Company's other three most highly compensated executive officers serving as such at the end of the fiscal year ended December 31, 2017.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(4) ($)	Total ($)
James Reid-Anderson	2017	1,366,154	—	9,152,421	3,162,453	868,136	125,084	14,674,248
President and Chief	2016	1,065,385	—	970,094	1,500,006	1,020,940	201,807	4,758,232
Executive Officer	2015	1,546,154	—	955,604	2,174,000	3,232,800	160,502	8,069,060
John M. Duffey	2017	615,192	—	631,222	1,908,051	465,642	151,507	3,771,614
Former President and	2016	995,077	—	175,942	1,500,006	1,016,812	90,014	3,777,851
Chief Executive Officer	2015	637,500	94,095	141,894	151,198	828,405	52,820	1,905,912
Marshall Barber	2017	525,000	—	84,035	184,317	250,245	34,844	1,078,441
Chief Financial Officer	2016	473,192	—	38,818	535,748	296,524	33,089	1,377,371
Lance C. Balk	2017	582,000	—	108,203	184,317	277,415	40,789	1,192,724
General Counsel	2016	565,000	—	127,440	85,747	381,727	58,042	1,217,956
	2015	570,385	84,150	94,596	100,798	740,850	47,191	1,637,970
Brett Petit	2017	490,000	—	92,278	154,353	194,635	32,181	963,447
Senior Vice President,	2016	475,000	—	99,537	85,747	267,434	42,302	970,020
Marketing	2015	440,577	54,187	94,596	100,798	477,063	37,059	1,204,280
Catherine Aslin(5)	2017	325,000	—	462,983	185,048	103,276	11,336	1,087,643
Senior Vice President,
Human Resources
_________________________

(1)
Each of the named executive officers (other than Ms. Aslin) deferred portions of their salary, bonus and/or non-equity incentive plan compensation into the Supplemental 401(k) Plan as set forth in the 2017 Non-Qualified Deferred Compensation Table and the numbers in the columns above are prior to any such deferrals. Effective July 18, 2017, (a) Mr. Reid-Anderson, formerly the Company’s Executive Chairman, assumed the role of President and Chief Executive Officer, and (b) Mr. Duffey retired as President and Chief Executive Officer of the Company.

(2)
The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These awards were the DERs distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during 2017.

Pursuant to SEC rules, the value of the Project 750 award to Mr. Reid-Anderson and Ms. Aslin on the date of grant is treated as zero for purposes of the Summary Compensation Table reporting because on such date the shares of stock under Project 750 were not considered to be probable of being earned. Any shares of stock under the Project 750 award will only be granted after completion of the Company's audit for the applicable years if the specified targets are met. The number of shares of stock that Mr. Reid-Anderson and Ms. Aslin can earn upon achieving the Project 750 Target Modified EBITDA is set forth in "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives." For informational purposes, assuming the highest level of performance for a determinable award under Project 750, calculated by multiplying the closing price of the Company’s common stock on the date Mr. Reid-Anderson and Ms. Aslin started to participate in the Project 750 program by the number of Project 750 award shares issuable upon achievement of the 2018 Early Achievement, the value is $11,544,525 and $1,077,489 respectively.
Pursuant to SEC rules, the value of the Project 600 award to Mr. Reid-Anderson is included because on the date of grant the Company had determined that partial achievement of the Modified EBITDA performance goal was probable in 2017. Likewise, the value of the Project 600 award to Ms. Aslin is included because on the date of grant the Company had determined that target achievement of the Modified EBITDA performance goal was probable in 2017. However, the performance goal was not achieved in 2017. If the Project 600 Target Modified EBITDA is achieved in calendar year 2018, the maximum number of shares that participants will be entitled to receive is 50% of their target award. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" for the number of shares of stock that Mr. Reid-Anderson and Ms. Aslin can earn upon achieving the Project 600 Target Modified EBITDA as well as a discussion of the Project 600 and Project 750 programs.
In connection with Mr. Duffey's retirement, he forfeited 185,000 shares under the Project 600 program, which shares were used to increase Mr. Reid-Anderson's existing target award under the Project 600 program by 185,000 shares due to Mr. Reid-Anderson becoming President and Chief Executive Officer for a total target award (including his existing award) under the Project 600 program of 435,000 shares. In addition, the 150,000 shares under the Project 750 program that Mr. Duffey forfeited upon his retirement were transferred to Mr. Reid-Anderson.

(3)
The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options).

(4)
The dollar amount represents 401(k) Plan matching contributions of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions (subject to tax law limits), Supplemental 401(k) Plan matching contributions and Company-paid life insurance premiums as follows:

Executive	Life Insurance Premiums ($)	401(k) Plan Match ($)	Supplemental 401(k) Plan Match ($)	Total ($)
James Reid-Anderson	2,642	10,800	84,642	98,084
John M. Duffey	1,680	10,800	56,504	68,984
Marshall Barber	1,983	10,800	22,061	34,844
Lance C. Balk	2,240	10,800	27,749	40,789
Brett Petit	1,884	10,800	19,497	32,181
Catherine Aslin	536	10,800	—	11,336
The amount shown in 2017 for Mr. Reid-Anderson includes $12,000 for an automobile allowance and $15,000 for a tax planning and legal services allowance. Mr. Reid-Anderson's employment agreement provides that Mr. Reid-Anderson is entitled to a fixed automobile allowance of $1,000 per month as well as a fixed tax planning and legal services allowance of $15,000 per calendar year. The amount shown in 2017 for Mr. Duffey includes (a) $6,923 for an automobile allowance, which he was entitled to pursuant to his employment agreement (a fixed automobile allowance of $1,000 per month), (b) $25,000 that the Company paid in lease payments in 2017 in connection with assumption of lease obligations for Mr. Duffey’s apartment in Dallas, Texas pursuant to Mr. Duffey's retirement agreement, and (c) $50,600 for health care coverage. For additional information on contributions that the Company makes for the named executive officers under the 401(k) Plan, Supplemental 401(k) Plan and of perquisites and benefits that the Company provides to the named executive officers, see "—Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Benefits."

(5)	Ms. Aslin became the Senior Vice President, Human Resources, in January 2017, and became an executive officer in November 2017.

2017 Grants of Plan-Based Awards
The following table provides information on equity and non-equity awards granted in 2017, except as otherwise noted below, to each of the named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James Reid-	—	—	2,192,329	4,384,658	—	—	—	—	—	—	—
Anderson	7/18/2017	—	—	—	—	—	—	—	500,000	57.01	3,162,453
	7/18/2017	—	—	—	—	—	—	(2)	—	—	2,817,111
	7/18/2017(3)	—	—	—	92,500	185,000	92,500	—	—	—	—
	7/18/2017(4)	—	—	—	75,000	150,000	202,500	—	—	—	—
John M. Duffey	—	—	732,756	1,465,512	—	—	—	—	—	—	—
	2/23/2017	—	—	—	—	—	—	—	125,000	59.36	852,559
	2/23/2017	—	—	—	—	—	—	(2)	—	—	740,760
	7/18/2017(5)	—	—	—	—	—	—	—	9,000	34.49	202,680
	7/18/2017(5)	—	—	—	—	—	—	—	11,250	37.54	219,037
	7/18/2017(5)	—	—	—	—	—	—	—	7,500	42.34	110,025
	7/18/2017(5)	—	—	—	—	—	—	—	62,500	51.38	431,250
	7/18/2017(5)	—	—	—	—	—	—	—	31,250	59.36	92,500
Marshall Barber	—	—	393,750	787,500	—	—	—	—	—	—	—
	2/8/2017	—	—	—	—	—	—	—	5,000	60.80	34,497
	2/8/2017	—	—	—	—	—	—	(2)	—	—	30,731
	8/30/2017	—	—	—	—	—	—	—	25,000	53.12	149,820
	8/30/2017	—	—	—	—	—	—	(2)	—	—	138,353
Lance C. Balk	—	—	436,500	873,000	—	—	—	—	—	—	—
	2/8/2017	—	—	—	—	—	—	—	5,000	60.80	34,497
	2/8/2017	—	—	—	—	—	—	(2)	—	—	30,731
	8/30/2017	—	—	—	—	—	—	—	25,000	53.12	149,820
	8/30/2017	—	—	—	—	—	—	(2)	—	—	138,353
Brett Petit	—	—	306,250	612,500	—	—	—	—	—	—	—
	2/8/2017	—	—	—	—	—	—	—	5,000	60.80	34,497
	2/8/2017	—	—	—	—	—	—	(2)	—	—	30,731
	8/30/2017	—	—	—	—	—	—	—	20,000	53.12	119,856
	8/30/2017	—	—	—	—	—	—	(2)	—	—	110,683
Catherine Aslin	—	—	162,500	325,000	—	—	—	—	—	—	—
	1/3/2017	—	—	—	—	—	—	—	6,750	60.06	44,494
	1/3/2017	—	—	—	—	—	—	(2)	—	—	43,047
	2/8/2017	—	—	—	—	—	—	—	3,000	60.80	20,698
	2/8/2017	—	—	—	—	—	—	(2)	—	—	18,438
	8/30/2017	—	—	—	—	—	—	—	20,000	53.12	119,856
	8/30/2017	—	—	—	—	—	—	(2)	—	—	110,683
	1/2/2017(3)	—	—	—	3,750	7,500	3,750	—	—	—	—
	1/2/2017(4)	—	—	—	5,625	11,250	15,188	—	—	—	—
_______________________________

(1)
The target and maximum amounts for Mr. Reid-Anderson's annual incentive are based on his employment agreement while the Compensation Committee approved the actual annual incentive in the amount of $868,136 for the 2017 transition year. See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives" for details regarding the annual incentive.

(2)
On the grant dates of stock option awards, DERs were also granted to each named executive officer with respect to the same number of shares as the number of shares underlying the stock option award granted. The number of shares of common stock that vest pursuant to the DERs is based on the conversion of cash DERs accumulated from the grant date through the date that the stock option vests.

(3)
In connection with Mr. Duffey's retirement, he forfeited 185,000 shares under the Project 600 program, which shares were used to increase Mr. Reid-Anderson's existing target award under the Project 600 program by 185,000 shares due to Mr. Reid-Anderson becoming President and Chief Executive Officer for a total target award (including his existing award) under the Company’s Project 600 program of 435,000 shares. At the time these additional shares under the Project 600 program were awarded to Mr. Reid-Anderson in July 2017, the Company had determined that partial achievement of the Modified EBITDA performance goal was probable in 2017. However, the performance goal was not achieved in 2017. If the Project 600 Target Modified EBITDA is achieved in calendar year 2018, the maximum number of shares that participants will be entitled to receive is 50% of their target award. Ms. Aslin's existing target award under Project 600 was increased by 7,500 shares in connection with her promotion to Senior Vice President.

(4)
The date Mr. Reid-Anderson and Ms. Aslin (with respect to the additional amount awarded in 2017 in connection with her promotion) started to participate in the Project 750 program is set forth under the "Grant Date" column. Under the Project 750 program, each executive officer has a target number of shares of stock (plus DERs), which may be issued under the Company's Long-Term Incentive Plan if the Company achieves the Project 750 Target Modified EBITDA in calendar year 2020 and a higher number of shares of stock if the Project 750 Target Modified EBITDA is achieved earlier and a lower number of shares of stock if the Project 750 Target Modified EBITDA is achieved in 2021. Partial achievement awards are available. The 150,000 shares under the Project 750 program that Mr. Duffey forfeited upon his retirement were transferred to Mr. Reid-Anderson. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" for a discussion of Project 750.

(5)
Pursuant to Mr. Duffey's retirement agreement, his stock options (with original grant dates ranging from August 2013 to February 2017) that were scheduled to vest in the twelve month period following the effective date of his retirement immediately vested. These awards were remeasured as of July 18, 2017 using a lattice option pricing valuation model in accordance with the applicable share-based payment accounting rules (Financial Accounting Standards Board ASC Topic 718). Of the original 125,000 stock option awards granted on February 23, 2017 (as shown in the table above), 93,750 shares were forfeited as of July 18, 2017 and the remaining 31,250 shares were included in the July 18, 2017 remeasurement.

2017 Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the total outstanding equity awards as of December 31, 2017 for each of the named executive officers:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
James Reid-Anderson	—	—	—	—	—	—	—	—	217,500(3)	15,560,425
	—	—	—	—	—	—	—	—	150,000(4)	10,186,500
	2/19/2014	—	37,500	—	40.02	2/19/2024	—	—	—	—
	2/19/2014	—	—	—	—	—	(5)	340,125	—	—
	8/24/2014	—	62,500	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(5)	508,125	—	—
	2/19/2015	—	100,000	—	47.60	2/19/2025	—	—	—	—
	2/19/2015	—	—	—	—	—	(5)	662,000	—	—
	2/19/2016	—	187,500	—	51.38	2/19/2026	—	—	—	—
	2/19/2016	—	—	—	—	—	(5)	828,750	—	—
	7/18/2017	—	500,000	—	57.91	7/18/2027	—	—	—	—
	7/18/2017	—	—	—	—	—	(5)	670,000	—	—
John M. Duffey	—	—	—	—	—	—	—	—	92,500(3)	6,760,975
Marshall Barber	—	—	—	—	—	—	—	—	26,250(3)	1,899,938
	—	—	—	—	—	—	—	—	37,500(4)	2,618,625
	8/24/2013	2,250	—	—	34.49	8/24/2023	—	—	—	—
	8/24/2014	2,500	2,500	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(5)	20,325	—	—
	8/24/2015	4,000	4,000	—	42.34	8/24/2025	—	—	—	—
	8/24/2015	—	—	—	—	—	(5)	24,400	—	—
	2/19/2016	18,750	56,250	—	51.38	2/19/2026	—	—	—	—
	2/19/2016	—	—	—	—	—	(5)	248,625	—	—
	8/24/2016	3,750	11,250	—	50.39	8/24/2026	—	—	—	—
	8/24/2016	—	—	—	—	—	(5)	43,200	—	—
	2/8/2017	—	5,000	—	60.80	2/8/2027	—	—	—	—
	2/8/2017	—	—	—	—	—	(5)	13,100	—	—
	8/30/2017	—	25,000	—	53.12	8/30/2027	—	—	—	—
	8/30/2017	—	—	—	—	—	(5)	33,500	—	—
Lance C. Balk	—	—	—	—	—	—	—	—	22,500(3)	1,670,175
	—	—	—	—	—	—	—	—	17,500(4)	1,222,025
	8/24/2012	13,500	—	—	27.76	8/24/2022	—	—	—	—
	8/24/2013	27,000	—	—	34.49	8/24/2023	—	—	—	—
	8/24/2014	22,500	7,500	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(5)	60,975	—	—
	8/24/2015	10,000	10,000	—	42.34	8/24/2025	—	—	—	—
	8/24/2015	—	—	—	—	—	(5)	61,000	—	—
	8/24/2016	3,750	11,250	—	50.39	8/24/2026	—	—	—	—
	8/24/2016	—	—	—	—	—	(5)	43,200	—	—
	2/8/2017	—	5,000	—	60.80	2/8/2027	—	—	—	—
	2/8/2017	—	—	—	—	—	(5)	13,100	—	—

	8/30/2017	—	25,000	—	53.12	8/30/2027	—	—	—	—
	8/30/2017	—	—	—	—	—	(5)	33,500	—	—
Brett Petit	—	—	—	—	—	—	—	—	20,000(3)	1,484,600
	—	—	—	—	—	—	—	—	16,000(4)	1,117,280
	8/24/2013	5,250	—	—	34.49	8/24/2023	—	—	—	—
	8/24/2014	6,250	6,250	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(5)	50,813	—	—
	8/24/2015	5,000	10,000	—	42.34	8/24/2025	—	—	—	—
	8/24/2015	—	—	—	—	—	(5)	61,000	—	—
	8/24/2016	3,750	11,250	—	50.39	8/24/2026	—	—	—	—
	8/24/2016	—	—	—	—	—	(5)	43,200	—	—
	2/8/2017	—	5,000	—	60.80	2/8/2027	—	—	—	—
	2/8/2017	—	—	—	—	—	(5)	13,100	—	—
	8/30/2017	—	20,000	—	53.12	8/30/2027	—	—	—	—
	8/30/2017	—	—	—	—	—	(5)	26,800	—	—
Catherine Aslin	—	—	—	—	—	—	—	—	7,500(3)	537,825
	—	—	—	—	—	—	—	—	14,000(4)	970,420
	8/24/2013	3,000	—	—	34.49	8/24/2023	—	—	—	—
	8/24/2014	2,625	875	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(5)	7,114	—	—
	8/24/2015	1,500	1,500	—	42.34	8/24/2025	—		—	—
	8/24/2015	—	—	—	—	—	(5)	9,150	—	—
	8/24/2016	562	1,688	—	50.39	8/24/2026	—	—	—	—
	8/24/2016	—	—	—	—	—	(5)	6,482	—	—
	1/3/2017	—	6,750	—	60.06	1/3/2027	—	—
	1/3/2017	—	—	—	—	—	(5)	17,685
	2/8/2017	—	3,000	—	60.80	2/8/2027	—	—	—	—
	2/8/2017	—	—	—	—	—	(5)	7,860	—	—
	8/30/2017	—	20,000	—	53.12	8/30/2027	—	—	—	—
	8/30/2017	—	—	—	—	—	(5)	26,800	—	—
_________________________

(1)
The stock options awarded to the named executive officers vest 25% on each anniversary of the grant date with acceleration upon certain events as discussed in "Potential Payments Upon Termination of Named Executive Officers." As described in "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights," in connection with the dividend increase in 2012, the Board began granting DERs to holders of unvested stock options. On a quarterly basis as stockholders are paid cash dividends, the DERs accrue dividends which will be distributed to the named executive officers in shares upon the vesting of their stock option award.

(2)	The value set forth for DERs is based on the amount of cash dividend equivalents accumulated from the grant date through December 31, 2017.

(3)
Amount represents the number of shares at 50% of the target award that may be issued under Project 600 if the Company achieves the Project 600 Target Modified EBITDA in calendar year 2018. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" and "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights" for a discussion of Project 600 and related DERs. See "—Description of Employment Agreements of Named Executive Officers" for a discussion of changes to the Project 600 awards for Messrs. Duffey and Reid-Anderson effective in 2017.

(4)
Amount represents the target number of shares that may be issued under Project 750 if the Company achieves the Project 750 Target Modified EBITDA in calendar year 2020. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" and "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights" for a discussion of Project 750 and related DERs.

(5)
On the grant date of the stock option awards, accompanying DERs were also granted to each named executive officer. The number of shares of common stock that vest pursuant to the DERs is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests.

2017 Option Exercises and Stock Vested
The following table provides information regarding options exercised and stock vested for the named executive officers during 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
James Reid-Anderson	275,000	4,781,513	25,411	1,495,461
John M. Duffey	421,000	11,022,478	9,106	534,733
Marshall Barber	—	—	1,593	88,951
Lance C. Balk	—	—	2,696	142,349
Brett Petit	—	—	2,290	120,912
Catherine Aslin	11,250	447,488	327	17,266
_____________________________

(1)	The amount was calculated based on the difference between the market price of the Company's common stock on the date of exercise and the exercise price.

(2)
The amount represents the DERs distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during 2017 as described in "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives."

(3)
The amount was calculated based on the fair market value of the Company's common stock on the vesting date (or the previous trading day if the vesting date was not a trading day). The fair market value is determined based on the closing price of the Company's common stock on the applicable date and accumulated dividends/DERs.

Fiscal 2017 Non-Qualified Deferred Compensation
The Company maintains a Supplemental 401(k) Plan that covers selected employees including the named executive officers. The Supplemental 401(k) Plan provides participants the opportunity to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company's 401(k) Plan. In addition, the Supplemental 401(k) Plan provides participants who have made the maximum contribution under the Company's 401(k) Plan to be credited with matching contributions under the Supplemental 401(k) Plan to the extent allocations under the Company's 401(k) Plan were limited and to the extent of contributions to the Supplemental 401(k) Plan subject to an overall matching contribution limit. Aggregate matching contributions for a participant under the Supplemental 401(k) Plan and the Company's 401(k) Plan is limited to 4% of the participant's base salary and annual incentive compensation. Amounts credited to a named executive officer under the Supplemental 401(k) Plan, adjusted for earnings or losses, will generally be distributed on the last business day of the sixth month following the month in which the participant has a separation of service from the Company. The following table sets forth information concerning the named executive officers' participation in the Supplemental 401(k) Plan during fiscal 2017:

	Non-Qualified Deferred Compensation
Name	Executive Contributions In Fiscal 2017(1) ($)	Registrant Contributions in Fiscal 2017(1) ($)	Aggregate Earnings (Loss) In Fiscal 2017 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance At Fiscal 2017(2) ($)
James Reid-Anderson	72,013	84,642	212,707	—	1,766,216
John M. Duffey	70,618	56,504	217,646	—	1,546,489
Marshall Barber	38,714	22,061	13,589	—	170,523
Lance C. Balk	50,183	27,749	81,796	—	685,965
Brett Petit	27,362	19,497	68,572	—	472,774
Catherine Aslin	—	—	—	—	—
_________________________________

(1)
All amounts reported as executive contributions are executive elective deferrals included in the 2017 Summary Compensation Table, as salary or non-equity incentive compensation for 2017. All amounts reported as registrant contributions are Company matching contributions included in the 2017 Summary Compensation Table as all other compensation for 2017.

(2)
The aggregate balance includes $1,335,097, $1,137,574, $119,589, $515,396 and $373,705 for Messrs. Reid-Anderson, Duffey, Barber, Balk and Petit, respectively, which was reported in the Summary Compensation Table for 2012 through 2017.

Potential Payments Upon Termination
Potential Payments Upon Termination of Current Named Executive Officers
All of the current named executive officers have provisions in their employment agreements providing for separation payments and benefits upon certain types of termination of employment.
Payments Upon Death or Disability
Upon a named executive officer's termination of employment, such executive is generally entitled to unpaid earned salary, unpaid earned annual incentive and unpaid benefits. In addition, in the event of termination of the named executive officer's employment due to death or disability such executive would be entitled to receive (i) a pro rata portion of the annual incentive that would otherwise have been paid to such executive if his or her employment had not so terminated (a "Pro Rata Incentive"); and (ii) immediate vesting of all time-vested options, restricted stock, restricted stock units and other time-vested equity-based incentive awards then held by such executive (excluding any awards issued pursuant to the Company's Project 600 and Project 750 programs) (collectively, "Time-Vested Awards"), with all outstanding options remaining exercisable for the shorter of their originally scheduled respective terms and one year following the executive's date of termination.
Furthermore, in the event of termination of the employment of Messrs. Barber, Balk, or Petit or Ms. Aslin due to disability, such executive would be entitled to a lump sum payment of an amount equal to the sum of such executive's base salary and target annual incentive for the year of termination. In the event of termination of the employment of Mr. Reid-Anderson due to disability, he would be entitled to a lump sum payment of an amount equal to twice the sum of his base salary and target annual incentive for the year of termination.
Termination Without Cause or For Good Reason
If the Company terminates the employment of Mr. Reid-Anderson without "cause" (as defined below) or Mr. Reid-Anderson terminates his employment for "good reason" (as defined below), he would be entitled to receive, in addition to accrued payments and benefits, (i) a Pro Rata Incentive; (ii) a lump sum payment in an amount equal to twice the sum of (X) Mr. Reid-Anderson's base salary and (Y) target annual incentive for the year of termination; (iii) continued health care and life insurance coverage for a period of twenty-four months from the date of termination or until he receives comparable coverage from a subsequent employer on the same basis as such coverage is made available to other executives; and (iv) immediate vesting of all unvested Time-Vested Awards, with all vested options remaining exercisable for the shorter of their originally scheduled term and one year following the date of termination, and continued participation in the Project 750 program.
If the Company terminates the employment of either Messrs. Barber, Balk, or Petit or Ms. Aslin without "cause" or such executive terminates his or her employment for "good reason," such executive would be entitled to receive, in addition to accrued payments and benefits, (i) a Pro Rata Incentive; (ii) a lump sum payment in an amount equal to the sum of (X) executive's base salary and (Y) target annual incentive for the year of termination; (iii) continued health care coverage for a period of eighteen months from the date of termination or until executive receives comparable coverage from a subsequent employer on the same basis as such coverage is made available to other executives; (iv) immediate vesting of the unvested Time-Vested Awards that are scheduled to vest in the twelve-month period following executive's date of termination, with all vested options remaining exercisable for the shorter of their originally scheduled term and one year following the date of termination; and (v) executive outplacement services as reasonably determined by the Company. If the Company terminates the employment of Messrs. Barber, Balk, or Petit or Ms. Aslin without "cause" (as defined below) or if such executive terminates his or her employment for "good reason" (as defined below) before, on or within two years after or in anticipation of a change in control (as such term is defined in their respective employment agreements), instead of (ii) above, such executive will be entitled to a lump sum payment in an amount equal to twice the sum of (X) executive's base salary and (Y) target annual incentive for the year of termination and instead of (iv) above, all Time-Vested Awards will fully vest.
With respect to Messrs. Barber and Reid-Anderson, and Ms. Aslin, the Company may elect to pay a cash amount rather than continue health care and/or life insurance coverage.
"Cause" is generally defined under the employment agreements for the current named executive officers as follows:

•	executive's continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform his or her duties;

•	executive's material malfeasance or gross neglect in the performance of his or her duties;

•	executive's conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;

•	the commission by executive of an act of fraud or embezzlement against the Company or any affiliate constituting a crime;

•
executive's material breach of any material provision of his or her employment agreement (as determined in good faith by the Board) that is not remedied within fifteen days after (i) written notice from the Company specifying such breach and (ii) the opportunity to appear before the Board;

•	executive's material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant;

•
executive's continued failure to cooperate in any audit or investigation involving the Company or its affiliates or its or their financial statements or business practices that is not remedied within fifteen days of written notice from the Company specifying such failure; or

•	executive's actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company.
"Good reason" is defined under the employment agreements for the named executive officers to mean the occurrence, without such executive's express written consent, of:

•	a material diminution in the executive's employment duties, responsibilities or authority, or the assignment to executive of duties that are materially inconsistent with his or her position;

•	any reduction in base salary or target annual incentive; or

•	any material breach by the Company of the compensation or indemnification provisions of the executive's employment agreement.
Additionally, the definition of good reason in Mr. Reid-Anderson's employment agreement includes the following circumstances: (i) the removal of him as President or Chief Executive Officer of the Company or an adverse change in his reporting obligations and (ii) the failure of the Company to nominate him for election as a member of the Board or the failure to appoint him as Chairman of the Board while he is a member of the Board or the failure of the Company’s stockholders to elect him to the Board once nominated.
An executive's employment may terminate for "good reason" only if (i) within 90 days of the date executive has actual knowledge of the occurrence of an event of "good reason," he provides written notice to the Company specifying such event, (ii) the Company does not cure such event within 10 business days (5 business days in the case of Mr. Reid-Anderson) of such notice if the event is nonpayment of an amount due to executive, or within 60 days of such notice for other events and (iii) executive terminates executive's employment within 30 business days of the end of such cure period.
Payments Paid to Former Named Executive Officers Upon Retirement from the Company
As described in the Compensation Discussion and Analysis–Description of Employment Agreements of Named Executive Officers, the Company entered into a Retirement Agreement with Mr. Duffey. The Retirement Agreement provides that Mr. Duffey forfeited one-half of his target award under the Project 600 program, and continues to participate in the Project 600 program with respect to a target award of 185,000 shares. Pursuant to the Retirement Agreement, (i) Mr. Duffey received a pro rata bonus for 2017 in shares of the Company's common stock—6,978 shares with a value of approximately $465,642 at the time of distribution in February 2017, (ii) 121,500 stock options that would otherwise have vested within the 12 months following Mr. Duffey’s retirement became vested upon his retirement and all 299,500 previously vested stock options outstanding at Mr. Duffey’s retirement will remain exercisable through July 18, 2018, (iii) the Company assumed the remaining seven months of lease obligations for Mr. Duffey which lease payments will total approximately $43,750, and (iv) a payment of $50,600 was made to Mr. Duffey for health care coverage.

Potential Payments Upon Termination of Employment or Change in Control
The table below illustrates payments that would be made to a current named executive officer if his or her employment terminates due to a termination for death or disability, for cause, without cause or for good reason. The table only details additional incremental payments that would be owed by the Company to the executive beyond what the named executive officer has already earned. The amounts shown and discussed in this section assume that a termination was effective as of December 31, 2017 and assume there is no earned but unpaid base salary, annual incentive or expenses at the time of termination.

Executive	Cash Severance Payments(1) ($)	Vesting of Stock Options(2) ($)	Vesting of Project 600(3) ($)	Vesting of Project 750(4) ($)	Benefit Payments / Outplacement Services ($)	Total ($)
James Reid-Anderson
Death	—	15,344,125	—	—	—	15,344,125
Disability	7,984,658	15,344,125	—	—	—	23,328,783
Without Cause or for Good Reason —No Change in Control	7,984,658	15,344,125	—	—	41,143	23,369,926
Without Cause or for Good Reason —Change in Control	7,984,658	15,344,125	31,120,850	10,186,500	41,143	64,677,276
Marshall Barber
Death	—	1,954,208	—	—	—	1,954,208
Disability	918,750	1,954,208	—	—	—	2,872,958
Without Cause or for Good Reason —No Change in Control	918,750	699,248	—	—	41,333	1,659,331
Without Cause or for Good Reason —Change in Control	1,837,500	1,954,208	3,799,875	2,618,625	41,333	10,251,541
Lance C. Balk
Death	—	1,218,925	—	—	—	1,218,925
Disability	1,018,500	1,218,925	—	—	—	2,237,425
Without Cause or for Good Reason —No Change in Control	1,018,500	608,350	—	—	41,333	1,668,183
Without Cause or for Good Reason —Change in Control	2,037,000	1,218,925	3,340,350	1,222,025	41,333	7,859,633
Brett Petit
Death	—	1,098,525	—	—	—	1,098,525
Disability	796,250	1,098,525	—	—	—	1,894,775
Without Cause or for Good Reason —No Change in Control	796,250	543,413	—	—	41,333	1,380,996
Without Cause or for Good Reason —Change in Control	1,592,500	1,098,525	2,969,200	1,117,280	41,333	6,818,838
Catherine Aslin
Death	—	494,401	—	—	—	494,401
Disability	487,500	494,401	—	—	—	981,901
Without Cause or for Good Reason —No Change in Control	487,500	162,176	—	—	34,809	684,485
Without Cause or for Good Reason —Change in Control	975,000	494,401	1,075,650	970,420	34,809	3,550,280
___________________________________

(1)
Because termination is assumed to have occurred on December 31, 2017, the Pro Rata Incentive otherwise payable upon death or disability or upon a termination without cause or for good reason is not reflected in the table.

(2)
Unvested portions of stock options would vest. The value is calculated by (a) multiplying the amount by which $66.57 (the closing price of the Company's common stock on December 29, 2017) exceeds the exercise price of the stock option by the number of shares subject to the accelerated portion of the stock option and (b) adding the value of corresponding DERs as of December 29, 2017.

(3)
Project 600 awards vest assuming target performance upon a change in control. The value is calculated by (a) multiplying $66.57 (the closing price of the Company’s common stock on December 29, 2017) by the target number of shares under the Project 600 award and (b) adding the value of corresponding DERs as of December 29, 2017.

(4)
Project 750 awards vest assuming target performance (without any early achievement factor) upon a change in control. The value is calculated by (a) multiplying $66.57 (the closing price of the Company’s common stock on December 29, 2017) by the target number of shares under the Project 750 award and (b) adding the value of corresponding DERs as of December 29, 2017.

CEO Pay Ratio
Our compensation program is designed to be consistent and internally equitable to motivate our employees at all levels of the Company to perform in ways that enhance stockholder value. We reviewed a comparison of our CEO compensation in 2017 to that of all other Company employees paid in the December 15, 2017 payroll.
Given the nature of our business, we rely heavily on seasonal, entry-level employees, some of whom only work one or two months per year. Consequently, we consider the comparison to all employees inappropriate and believe a comparison to all full-time employees is more accurate. At the time this calculation was made, seasonal employees accounted for 82% of our workforce. To identify the median employee, the Company used the gross annual earnings reported to taxing authorities (for example, in the U.S., information reported on W-2s), and ranked employees from highest to lowest. The median employee of all employees was a seasonal employee with compensation determined in the same manner as total compensation in the Summary Compensation Table ("Total Compensation") of $8,322. The median employee of all full-time employees had Total Compensation of $60,850. In calculating these amounts for non-U.S. employees, the Company applied Canadian to U.S. dollar and Mexican to U.S. dollar exchange rates, consistent with the exchange methodology used in our financial reporting, and COLA adjustments using the price level ratio of the purchasing power parity conversion factor published by the World Bank for the non-U.S. employees. Without the COLA adjustments, the median employee of all employees was a seasonal employee with Total Compensation of $7,818 and the median employee of all full-time employees had Total Compensation of $56,960.
In 2017, two individuals held the position of Chief Executive Officer of the Company: Mr. Duffey from January 1, 2017 through July 18, 2017 and Mr. Reid-Anderson from July 19, 2017 through December 31, 2017. For the purposes of this calculation, their compensation for the period when they served as Chief Executive Officer was combined. Calculated in a manner consistent with that used for the Summary Compensation Table with respect to compensation during the period while they each were Chief Executive Officer during 2017, the combined compensation totaled $15,013,033. This results in an estimated CEO to median employee pay ratio of 1804:1 including all full-time and seasonal employees, and an estimated CEO to median full-time employee pay ratio of 247:1, excluding seasonal employees. If COLA adjustments are excluded, then the estimated CEO to median employee pay ratio is 1920:1 including all full-time and seasonal employees, and the estimated CEO to median full-time employee pay ratio is 264:1 excluding seasonal employees.
In connection with Mr. Reid-Anderson’s transition in 2016 from Chief Executive Officer to Executive Chairman, he forfeited 250,000 shares under his Project 600 award and in reassuming the Chief Executive Officer role in 2017, he was granted 185,000 shares, or 74% of the number of Project 600 shares he had forfeited. In accordance with the SEC's methodology for determining the CEO pay ratio using accounting grant date value, including these Project 600 shares caused the CEO pay ratio to more than double. Without considering this partial make-up grant and without the COLA adjustments, the estimated CEO to median pay ratio would have been 909:1 and the estimated CEO to median full-time employee pay ratio would have been 125:1.

TRANSACTIONS WITH RELATED PERSONS
Policy and Procedures Regarding Transactions with Related Persons
The Nominating and Corporate Governance Committee has adopted a written policy relating to its review and approval of transactions with related persons in which the amount involved exceeds $120,000. A "related person" includes any director or executive officer of the Company, any person who is the beneficial owner of more than 5% of the Company's common stock, an immediate family member of any of the foregoing persons and any firm, corporation or other entity controlled by any of the foregoing persons. The Nominating and Corporate Governance Committee reviews and approves all related person transactions in which the amount involved exceeds $120,000. At times, it may be advisable to initiate a transaction before the Nominating and Corporate Governance Committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, the Nominating and Corporate Governance Committee must ratify the related person transaction at its next regularly scheduled meeting or the transaction must be rescinded. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Nominating and Corporate Governance Committee. In approving any related person transaction, the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with an unrelated third party.
Transactions with Related Persons
During fiscal 2017, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of the common stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of common stock with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC rules and regulations to furnish the Company with copies of all such forms they file.
During 2017, to the Company's knowledge, based solely on the Company's review of the copies of such forms received by the Company and written representations from certain reporting persons that no additional forms were required for those persons, all the required reports were filed on a timely basis by officers, directors, and greater than ten percent beneficial owners.
PROPOSAL 2: APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
Summary of Amendment
The Board has approved, and is hereby soliciting stockholder approval of, an amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 140,000,000 shares to 280,000,000 shares. The number of authorized shares of the Company's preferred stock will not be affected. As of March 7, 2018, none of the 5,000,000 currently authorized shares of preferred stock were issued and outstanding.
The text of the proposed amendment to the first sentence of Section 1 of Article IV of the Restated Certificate of Incorporation, as amended, is as follows:
"The total number of shares of capital stock that the Company is authorized to issue is 285,000,000 shares, consisting of 280,000,000 shares of common stock, par value $0.025 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock")."
The Company currently has 140,000,000 shares of common stock authorized for issuance. On the record date, 84,631,653 shares of common stock were issued and outstanding and 37,133,332 shares of common stock (of which 31,981,795 have been issued) were reserved for issuance in connection with the Company's Long-Term Incentive Plan and an additional 2,000,000 (of which 260,510 have been issued) shares of common stock are reserved for issuance under the Company's Employee Stock Purchase Plan.
The Board believes that the availability of additional authorized shares will provide the Company with the flexibility in the future to issue shares of common stock for general corporate purposes including, without limitation, corporate transactions, such as stock splits or stock dividends, new equity offerings to raise capital, acquisitions, or strategic investments. This availability of additional authorized shares will provide the Company with additional flexibility to meet business and financing needs as they arise.
The Board will determine whether, when and on what terms the issuance of shares of the Company's common stock may be warranted in connection with any future actions. No further action or authorization by the Company's stockholders will be necessary before issuance of the additional shares of common stock authorized under the Restated Certificate of Incorporation, as amended, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the NYSE or any other stock market or exchange on which the common stock may then be listed. The Company has no arrangements, agreements, understandings, or plans at the current time for the issuance or use of the additional shares of common stock proposed to be authorized.
The increase in the authorized common stock will not have any immediate effect on the rights of the Company's existing stockholders. The additional shares of common stock, if issued, would have the same rights and privileges as the shares of common stock now issued. Any issuance of additional shares of common stock would increase the number of outstanding shares of common stock and (unless such issuance was prorata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly.
Although an increase in the authorized shares of common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in the Company's acquisition by another company), the proposed increase in authorized shares is not in response to any effort by any person or group to accumulate the Company's common stock or to obtain control of the Company by any means. In addition, the proposal is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.
The proposed increase in the authorized shares of common stock would become effective immediately upon the filing of an amendment to the Restated Certificate of Incorporation, as amended, with the office of the Secretary of State of the State of Delaware. The Company expects to file the amendment with the Secretary of State of the State of Delaware promptly upon approval by the Company's stockholders.
A copy of the Amendment to the Restated Certificate of Incorporation, as amended, is attached as Appendix A to this Proxy Statement.
Required Vote
The affirmative vote of a majority of the shares of common stock entitled to vote in person or by proxy at the Annual Meeting is required to approve the amendment to the Restated Certificate of Incorporation, as amended, in this Proposal 2. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED.

PROPOSAL 3: ADVISORY VOTE TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2018. During 2017, KPMG LLP served as the Company's independent registered public accounting firm and also provided certain tax and audit-related services.
Although not required by the Company's Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2018. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG LLP or another firm without re-submitting the matter to the Company's stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to make a statement if they desire to do so and to respond to questions from stockholders.
Required Vote
The affirmative vote of holders of a majority of the shares of common stock entitled to vote in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2018 in this Proposal 3.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
AUDIT, AUDIT-RELATED AND TAX FEES
The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements and the annual financial statements of the related entities for the years ended December 31, 2017 and 2016, as well as fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for those years. The amount shown for Audit Fees for 2017 and 2016 includes the audit of the effectiveness of the Company's internal controls over financial reporting.

	2017	2016
Audit Fees(1)	$1,705,000	$1,557,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	33,000	38,000
_________________________________

(1)
In 2017 and 2016, foreign statutory audit fees were converted into US dollars using exchange rates as of December 31, 2017 and December 31, 2016, respectively. Audit fees for 2017 include costs related to the Company's $1.2 billion senior unsecured notes offering that occurred in April 2017 and costs related to consents filed with the Forms S-3 and S-8. Audit fees in 2016 include $7,700 related to an SEC comment letter and the costs related to the Company's $300 million senior unsecured notes offering that occurred in June 2016.

(2)	There were no audit-related fees incurred in 2017 and 2016.

(3)
Tax fees for 2017 and 2016 consisted primarily of fees for foreign tax compliance and consulting services because the Company does not use KPMG LLP for any domestic tax compliance services. Additionally, no such tax services were provided to any of the Company's officers or other employees. In 2017 and 2016, foreign tax compliance and consulting services fees were converted into US dollars using exchange rates as of December 31, 2017 and December 31, 2016, respectively.

All audit and tax services provided by KPMG LLP were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's policy provides for pre-approval of audit, audit-related, tax and internal control-related services provided by the independent registered public accounting firm on an annual basis and, in addition, any individual engagements must be separately approved.

PROPOSAL 4: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Board recommended and the Company's stockholders approved that the advisory vote on executive compensation be held every year. Therefore, the next advisory vote on executive compensation after the Annual Meeting will occur at the 2019 annual meeting of stockholders. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company's stockholders have the opportunity to cast an advisory vote to approve the compensation of the named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to express their views on the compensation of the named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables.
The Board recommends approval of the “Say on Pay” proposal. It is our belief that:

•
Our highly customized executive compensation program is critical for us to attract top executive talent in this highly competitive market and to provide incentives to excel within our broad and highly complex business enterprise.

•	Our policies and practices strongly link pay to performance—with the majority of compensation at-risk and linked to the Company’s success—without encouraging undue risk.

•	Our compensation program is aligned with the long-term interests of our stockholders and appropriately rewards exceptional performance, as reflected by our performance awards.

•	Our robust stock ownership guidelines tie our executive officers' interests to our stockholders' interests over the long term.

•
Our program is instrumental in helping us achieve strong financial performance, which has resulted in a total stockholder return of 76% and 175% over the last three years and five years, respectively, compared to 38% and 107% for the S&P 500.

The details of our executive compensation program are described in the Compensation Discussion and Analysis section of this Proxy Statement, which provides the details of our executive compensation program, including our compensation philosophy and objectives, the 2017 compensation of our named executive officers, and the Company's strong performance during 2017.
As an advisory vote, this proposal is not binding on the Company. The Compensation Committee values the opinions expressed by the Company's stockholders and will consider the results of the vote in making future compensation decisions for the current named executive officers.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2017, AS DISCLOSED PURSUANT TO THE SEC RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION INCLUDED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 7, 2018 (except as noted below) as to common stock beneficially owned by (a) each of the Company's current directors and nominees to serve as directors, (b) each of the current named executive officers listed in the 2017 Summary Compensation Table, (c) all current directors, nominees to serve as directors and executive officers of the Company as a group, and (d) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.

Name	Number of Shares Beneficially Owned	Percentage of Class(1)
James Reid-Anderson(2)	3,774,567	4.5%
Marshall Barber	111,415	*
Lance C. Balk(3)	192,488	*
Brett Petit	173,441	*
Catherine Aslin	16,763	*
Usman Nabi	(4)(8)	(4)(8)
Kurt M. Cellar	73,364	*
Nancy A. Krejsa	186,996	*
Jon L. Luther(5)	53,511	*
Stephen D. Owens(6)	24,159	*
Richard W. Roedel(5)	53,065	*
Capital Research Global Investors(7)	8,935,558	10.6%
H Partners, LP(8)	8,500,000	10.0%
BlackRock, Inc.(9)	6,178,687	7.3%
The Vanguard Group(10)	5,813,487	6.9%
William Blair Investment Management, LLC(11)	4,510,495	5.3%
All current directors and executive officers as a group (12 persons)(12)	4,679,061	5.5%
__________________________
* Less than one percent.

(1)
Applicable ownership percentage is based on 84,631,653 shares of common stock outstanding as of March 7, 2018. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable, or vesting of restricted stock, within 60 days.

(2)	Includes 157,376 shares that are within a grantor retained annuity trust of which Mr. Reid-Anderson is trustee and 140,823 shares that are held in a trust by Mr. Reid-Anderson's spouse.

(3)	Includes 68,988 shares that are within a grantor retained annuity trust of which Mr. Balk is trustee and 31,012 shares that are held in a trust by Mr. Balk's spouse.

(4)
Mr. Nabi is a senior partner of H Partners Management, LLC, which is the investment manager of H Partners Capital, LLC, the general partner of H Partners, LP. Accordingly, Mr. Nabi may be deemed to have voting and dispositive power with respect to the shares in funds owned and managed by H Partners Management LLC. Information is based on the Form 4, filed on May 1, 2017, with the SEC by Mr. Nabi and the information described in footnote (8).

(5)
The amounts for Messrs. Luther and Roedel also include 10,228 deferred stock units pursuant to the director cash retainer deferral program. Also, the amount for Mr. Roedel includes 17,454 shares held in his defined benefit pension plan and 22,954 shares held by his wife.

(6)	The amount for Mr. Owens includes 2,394 shares held by a limited liability company owned by Mr. Owens and another person pursuant to agreement.

(7)
Information based on Amendment No. 4 to Schedule 13G filed on February 14, 2018 with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company ("CRMC"). According to its Schedule 13G, Capital Research Global Investors is deemed to be the beneficial owner of 8,935,558 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. One or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's common stock. Capital Research Global Investors holds more than five percent of the outstanding common stock of the Company as of December 31, 2017 on behalf of its client, Capital Income Builder. The address for the reporting persons is 333 South Hope Street, Los Angeles, California 90071.

(8)
Information is based on the Form 4, filed on May 1, 2017, with the SEC by H Partners Management, LLC and Rehan Jaffer. Amendment No. 8 to Schedule 13D/A, filed on May 1, 2017 with the SEC by H Partners Management, LLC, H Partners Capital, LLC, H Partners, LP, and Rehan Jaffer provided the following information: A total of 8,500,000 shares were beneficially owned, of which 5,552,683 shares were directly beneficially owned by H Partners, LP. H Partners, LP has sole voting and investment power with respect to the shares held by it. H Partners Capital, LLC, as the general partner of H Partners, LP, may have been deemed to beneficially own 5,552,683 shares and may have been deemed to have sole voting and investment power over such shares. H Partners Management, LLC, as the investment manager of H Partners Capital, LLC, H Offshore Fund, Ltd. and H Partners Phoenix Capital, LLC, may have been deemed to beneficially own 8,500,000 shares and may have been deemed to have sole voting and investment power over such shares. Mr. Jaffer, as the managing member of H Partners Management, LLC, H Partners Capital, LLC and H Partners Phoenix Capital, LLC, may have been deemed to have sole voting and investment power over 8,500,000 shares. The address for the reporting persons is 888 Seventh Avenue, 29th Floor, New York, New York 10019.

(9)
Information based on Schedule 13G filed on February 1, 2018 with the SEC by BlackRock, Inc. According to its Schedule 13G, BlackRock, Inc. reported having sole voting power over 5,945,231 shares and sole dispositive power over 6,178,687 shares. The address for the reporting person is 55 East 52nd Street, New York, New York 10055.

(10)
Information based on Amendment No. 2 to Schedule 13G filed on February 12, 2018 with the SEC by The Vanguard Group. According to its Schedule 13G, The Vanguard Group reported having sole voting power over 40,031 shares, shared voting power over 9,288 shares, sole dispositive power over 5,769,668 shares, and shared dispositive power over 43,819 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. ("TVGI"), is the beneficial owner of 34,531 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVGI, is the beneficial owner of 14,788 shares as a result of its serving as investment manager of Australian investment offerings. The address for the reporting persons is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(11)
Information based on Amendment No. 1 to Schedule 13G filed on February 13, 2018 with the SEC by William Blair Investment Management, LLC. According to its Schedule 13G, William Blair Investment Management, LLC reported having sole voting power over 3,304,717 shares and sole dispositive power over 4,510,495 shares. The address for the reporting person is 150 North Riverside Plaza, Chicago, Illinois 60606.

(12)	Includes all current members of the Board and all current executive officers of the Company.

2019 STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2019 annual meeting, the proposal must be in writing addressed to the Secretary of the Company and delivered to the Secretary at the Company's principal executive offices, no later than November 20, 2018, and must comply with Rule 14a-8 under the Exchange Act.
OTHER MATTERS
The Board does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

DANIELLE J. BERNTHAL Secretary
Grand Prairie, Texas
March [●], 2018

Appendix A

SIX FLAGS ENTERTAINMENT CORPORATION
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
SIX FLAGS ENTERTAINMENT CORPORATION

(Pursuant to Section 242 of the Delaware General Corporation Law)

SIX FLAGS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:        The name of the Corporation is Six Flags Entertainment Corporation.

SECOND:    The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Section 1 of Article IV and replacing it with the following:

"The total number of shares of capital stock that the Corporation is authorized to issue is 285,000,000 shares, consisting of 280,000,000 shares of common stock, par value $0.025 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock")."

THIRD:        This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law.

FOURTH:    This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this ____ day of May, 2018.

SIX FLAGS ENTERTAINMENT CORPORATION

By:______________________________________
Name:
Title:

A-1

DIRECTIONS TO THE SIX FLAGS ENTERTAINMENT CORPORATION ANNUAL MEETING

The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017

The annual meeting of stockholders will be held on Wednesday, May 2, 2018, at 2:00 p.m. Eastern Time, at The Yale Club of New York City, which is located at 50 Vanderbilt Avenue in New York City between 44th and 45th Streets.
Via Subway
Take the 4, 5, 6, 7 trains or Times Square Shuttle to Grand Central and exit on Vanderbilt Avenue.
Via Railroad
Metro-North to Grand Central and exit on Vanderbilt Avenue.
Driving
From New England / I 95
Take I 95 South and follow signs to the Bruckner Expressway (278) towards the RFK Bridge (formerly the Triboro Bridge).
Approaching the RFK Bridge follow signs to Manhattan / FDR Drive South.
Take the FDR Drive South to the 49th Street Exit.
Take 49th Street across town to Lexington Avenue and turn left.
Take Lexington Avenue to 45th Street and turn right.
Take 45th Street one block to Vanderbilt Avenue and turn left.
The Yale Club of New York City is located at 50 Vanderbilt Avenue between 44th & 45th Streets.
From the George Washington Bridge
After crossing the bridge on I 95 North take the first exit to the Henry Hudson Parkway South (9A).
The Henry Hudson Parkway leads into the Westside Highway.
Turn left onto 57th Street and drive across town.
Turn right onto Lexington Avenue.
Turn right onto 45th Street.
Take 45th Street one block to Vanderbilt Avenue and turn left.
The Yale Club of New York City is located at 50 Vanderbilt Avenue between 44th & 45th Streets.

Six Flags®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2018.

Vote by Internet

- Go to **www.envisionreports.com/SIX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Kurt M. Cellar	☐	☐
02 - Nancy A. Krejsa	☐	☐
03 - Jon L. Luther	☐	☐
04 - Usman Nabi	☐	☐
05 - Stephen D. Owens	☐	☐
06 - James Reid-Anderson	☐	☐
07 - Richard W. Roedel	☐	☐

Proposal	For	Against	Abstain
2. Approve the Amendment to the Restated Certificate of Incorporation.	☐	☐	☐
3. Advisory vote to ratify the appointment of KPMG LLP as independent registered public accounting firm for 2018.	☐	☐	☐
4. Advisory vote to approve executive compensation.	☐	☐	☐

5. Such other business as may properly come before the Annual Meeting and any adjournment thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02RHUC

2018 Annual Meeting of Stockholders
Six Flags Entertainment Corporation
May 2, 2018, 2:00 p.m. EDT
The Yale Club of New York City
50 Vanderbilt Avenue, New York, New York 10017

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Annual Meeting Proxy Card — Six Flags Entertainment Corporation

2018 Annual Meeting of Stockholders

The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017
Proxy Solicited by Board of Directors for Annual Meeting – May 2, 2018, at 2:00 p.m. EDT

Lance C. Balk and Danielle J. Bernthal, or either of them, each with the power of substitution, are hereby authorized to represent and vote all of the shares of common stock of Six Flags Entertainment Corporation of the undersigned held of record as of the close of business on March 7, 2018, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Six Flags Entertainment Corporation to be held on May 2, 2018 or at any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted FOR all the listed nominees and FOR Proposals 2, 3 and 4.

In their discretion, Lance C. Balk and Danielle J. Bernthal, or either of them, are authorized to vote upon such other business as may properly come before the meeting.

(The shares of stock of the undersigned will be voted as specified on the reverse side.)